Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT

by and between

JPMORGAN CHASE BANK, N.A.
a national banking association

as Lender

and

FRANKLIN COVEY CO.
a Utah corporation

as Borrower

Dated as of March 14, 2011

TABLE OF CONTENTS

AMENDED AND RESTATED CREDIT AGREEMENT		1
RECITALS		1
DEFINITIONS		2
1.1	Definitions	2
1.2	Interpretation	10
1.3	Accounting Terms	10
1.4	Actions by Lender	11
1.5	Knowledge of Borrower	11
THE LOAN		11
2.1	Agreement to Lend and Borrow	11
2.2	Procedures for Advances	12
2.3	Conditions Precedent to Advances	13
2.4	Evidence of Indebtedness	13
2.5	Interest	13
2.6	Payment of Principal and Interest; Application of Payments	15
2.7	Manner and Time of Payment	16
2.8	Illegality	16
2.9	Additional Costs	16
2.10	Bank Records	17
2.11	Guaranty	17
2.12	Security	17
2.13	Fees and Expenses	17
LETTERS OF CREDIT		18
3.1	Issuance of Letters of Credit	18
3.2	Reimbursement Obligations	19
3.3	Obligations Absolute	19
3.4	Assumption of Risk and Liability	20
LOAN CLOSING; INITIAL ADVANCE		20
4.1	Conditions Precedent	20
REPRESENTATIONS AND WARRANTIES		22
5.1	Consideration	22
5.2	Organization, Powers, Good Standing and Subsidiaries	22
5.3	Authorization of Loan Documents	22
5.4	No Material Defaults	23
5.5	Litigation; Adverse Facts	23
5.6	Title to Properties; Liens	23
5.7	Disclosure	24
5.8	Payment of Taxes	24
5.9	Securities Activities	24
5.10	Government Regulations	24
5.11	Rights to Property Agreements, Permits, and Licenses	24
5.12	Compliance with Laws	24
5.13	Financial Condition	25
5.14	Personal Property	25
5.15	Other Loan Documents	25
5.16	Contracts; Labor Matters	25
5.17	ERISA	25
5.18	Pension and Welfare Plans	25
5.19	Occupational Safety and Health Matters	26
COVENANTS OF BORROWER		26

i

	6.1	Consideration	26
	6.2	No Encumbrances	26
	6.3	Compliance with Laws	26
	6.4	Lender Inspections	26
	6.5	Intentionally Omitted	26
	6.6	Ownership of Collateral	26
	6.7	Information and Statements	27
	6.8	Financial Covenants	27
	6.9	Representations and Warranties	28
	6.10	Trade Names	28
	6.11	Intentionally Omitted	28
	6.12	Notice of Litigation, Material Adverse Change or Event of Default	28
	6.13	Intentionally Omitted	28
	6.14	Maintenance of Business	28
	6.15	Material Agreements	28
	6.16	Right of Entry	28
	6.17	Transfer of Assets	28
	6.18	Dividends and Other Distributions	29
	6.19	Change of Control	29
	6.20	Loans, Investments, Guaranties, Subordinations	29
	6.21	Acquisition of All or Substantially All Assets	29
	6.22	Government Regulation	29
	6.23	Intentionally Omitted	29
	6.24	Intentionally Omitted.	30
	6.25	Additional Guarantors	30
EVENTS OF DEFAULT AND REMEDIES			30
	7.1	Events of Default	30
	7.2	Remedies	30
MISCELLANEOUS			31
	8.1	Assignment	32
	8.2	Notices	32
	8.3	Intentionally Omitted	32
	8.4	Inconsistencies with the Loan Documents	32
	8.5	No Waiver	33
	8.6	Lender Approval of Instruments and Parties	33
	8.7	Lender Determination of Facts	33
	8.8	Incorporation of Preamble, Recitals and Exhibits	33
	8.9	Payment of Expenses	33
	8.10	Disclaimer by Lender	33
	8.11	Indemnification	34
	8.12	Titles and Headings	34
	8.13	Number and Gender	34
	8.14	Brokers	34
	8.15	Change, Discharge, Termination, or Waiver	34
	8.16	Choice of Law	34
	8.17	Disbursements in Excess of Loan Amount	34
	8.18	Participations; Assignments	35
	8.19	Counterparts	35
	8.20	Time is of the Essence	35
	8.21	Attorneys’ Fees	35
	8.22	Jury Waiver	35
	8.23	Waiver of Special Damages	35
	8.24	MISCELLANEOUS WAIVERS	35

ii

8.25	Integration	36
8.26	Binding Effect	36
8.27	Survival	36
8.28	Exchange of Information	36
8.29	Regulation FD	36
8.30	No Claims, etc.; Release	37
8.31	USA PATRIOT ACT NOTIFICATION	37
8.32	Exhibits and Schedules	37
COLLATERAL RELEASES		37
9.1	Full Release	37
EXHIBIT A		39
COVENANT COMPLIANCE CERTIFICATE		40
SCHEDULE 1		41
EXHIBIT B		42
SCHEDULE 1		44
SCHEDULE 5.2(d)		46
SCHEDULE 5.5		47
SCHEDULE 5.6		48

iii

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT is made as of March 14, 2011, by and between FRANKLIN COVEY CO., a Utah corporation (“Borrower”), whose address is 2200 West Parkway Blvd., Salt Lake City, Utah 84119, and JPMORGAN CHASE BANK, N.A., a national banking association (“Lender”), whose mailing address is 201 South Main Street, Suite 300, Salt Lake City, Utah 84111.

RECITALS:

A. Lender has previously extended to Borrower a revolving line of credit loan (the “Revolving Loan”) pursuant to a Revolving Line of Credit Agreement dated as of March 14, 2007 (as amended and modified from time to time, the “Original Loan Agreement”), and evidenced by a Secured Promissory Note dated March 14, 2007 (as amended and modified from time to time, the “Revolving Loan Note”).  As of the date hereof, the maximum principal amount of the Revolving Loan is TEN MILLION AND NO/100 DOLLARS ($10,000,000.00).

B. Repayment of the Revolving Loan is guaranteed pursuant to the terms of a Repayment Guaranty dated as of March 14, 2007 (as amended and modified from time to time, the “Guaranty”), executed by FRANKLIN DEVELOPMENT CORPORATION, a Utah corporation (“Development”), FRANKLIN COVEY TRAVEL, INC., a Utah corporation (“Travel”), and FRANKLIN COVEY CLIENT SALES, INC., a Utah corporation (“Client Sales”) (individually and collectively, as the context requires, and jointly and severally, “Guarantor”), in favor of Lender.

C. The Revolving Loan is secured by, among other things, (i) a Security Agreement dated as of March 14, 2007 (as amended and modified from time to time, the “Security Agreement”), executed by Borrower and Guarantor, as “debtor,” in favor of JPMORGAN CHASE BANK, N.A., a national banking association, not in its individual capacity, but solely as collateral agent (in such capacity, the “Collateral Agent”) for Lender; (ii) a Pledge and Security Agreement dated as of March 14, 2007 (as amended and modified from time to time, the “Stock Pledge Agreement”), executed by Borrower, as “pledgor,” in favor of Collateral Agent; and (iii) an Account Control Agreement dated as of March 14, 2007 (as amended and modified from time to time, the “Account Control Agreement”), executed by Borrower and Guarantor, as “debtor,” Collateral Agent, as “creditor,” and Zions First National Bank, a national banking association, as “bank” (collectively, the “Security Documents”).

D. Borrower desires to obtain a term loan from Lender in the original principal amount of FIVE MILLION AND NO/100 DOLLARS ($5,000,000.00) (the “Term Loan” and, together with the Revolving Loan, individually and collectively, as the context requires, the “Loan”), which shall be evidenced by a Secured Promissory Note of even date herewith (as amended and modified from time to time, the “Term Loan Note” and, together with the Revolving Loan Note, individually and collectively, as the context requires, the “Note”) and secured by, among other things, the Security Documents.

E. Subject to the terms and conditions contained herein, Borrower and Lender now desire to enter into this Amended and Restated Credit Agreement (as amended or modified from time to time, this “Agreement”) to amend and restate the Original Loan Agreement and the other Loan Documents identified herein to: (i) provide the Term Loan on the terms set forth in the Loan Documents, including, without limitation, this Agreement and the Term Loan Note; (ii) extend the maturity date of the Revolving Loan from March 14, 2011 to March 14, 2012; (iii) modify the method by which the interest rate applicable under the Loan Documents will be calculated; and (iv) make such other modifications as are set forth herein and in such amended and restated Loan Documents.

NOW, THEREFORE, in consideration of the covenants and conditions herein contained, the parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions.  As used herein, the following terms shall have the meanings set forth below:

“Account Control Agreement” shall have the meaning given in the Recitals.

“Adjusted LIBOR Rate” means, with respect to a LIBOR Rate Advance for the relevant Interest Period, the sum of (i) the Applicable Margin plus (ii) the quotient of (a) the LIBOR Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period.

“Adjusted One Month LIBOR Rate” means, with respect to a CB Floating Rate Advance for any day, the sum of (i) 2.50% per annum for Revolving Loan Advances or 2.65% per annum for Term Loan Advances plus (ii) the quotient of (a) the interest rate determined by Lender or its Affiliates by reference to the Page to be the rate at approximately 11:00 a.m. London time, on such date or, if such date is not a Business Day, on the immediately preceding Business Day for dollar deposits with a maturity equal to one (1) month, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to dollar deposits in the London interbank market with a maturity equal to one (1) month.

“Advance” means, as the context requires, any Revolving Loan Advance or Term Loan Advance.

“Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person.  For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.  The term “Affiliate” does not include the officers, directors, or employees of a Person, if the Person is a corporation, and does not include the employees or managers of a Person, if the Person is a limited liability company or limited partnership.

“Agreement” shall have the meaning given in the Recitals.

“Applicable Margin” means with respect to (a) any LIBOR Rate Advance that is a Revolving Loan Advance, 2.50% per annum; (b) any LIBOR Rate Advance that is a Term Loan Advance, 2.65% per annum; (c) any CB Floating Rate Advance based on the Prime Rate that is a Revolving Loan Advance, 0.00% per annum; and (d) with respect to any CB Floating Rate Advance based on the Prime Rate that is a Term Loan Advance, 0.15% per annum.

“Authorized Representative” means, for any Person, the person or persons designated by that Person to take any and all actions on the part of that Person under any of the Loan Documents or in connection with the Loan.

“Average Quarterly Outstanding Balance” means the aggregate sum of the outstanding and unpaid balance of the Revolving Loan for each day during a calendar quarter (or portion thereof) with respect to which the Unused Commitment Fee is being computed, divided by the number of days in that calendar quarter (or portion thereof).

“Borrower” has the meaning set forth in the introductory paragraph of this Agreement, together with its successors and permitted assigns.

“Borrower Operating Documents” means the Articles of Incorporation of Borrower, as filed with the predecessor filing office to the Utah Department of Commerce, Division of Corporations and Commercial Code on December 2, 1983, and the Amended and Restated Bylaws of Borrower, dated effective as of January 11, 2002, and all modifications and amendments to those documents, pursuant to which Borrower has been formed and exists.

“Business Day” means (a) with respect to the Adjusted One Month LIBOR Rate and any borrowing, payment or rate selection of LIBOR Rate Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Utah and/or New York for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market and (b) for all other purposes, a day other than a Saturday, Sunday or any other day on which Lender’s branch located at 201 South Main Street, Suite 300, Salt Lake City, Utah is authorized or obligated to close.

“Capital Expenditures” means expenditures for fixed or capital assets as determined in accordance with GAAP.

“CB Floating Rate” means, with respect to a CB Floating Rate Advance, the sum of (i) the Applicable Margin plus (ii) the Prime Rate; provided that the CB Floating Rate shall, on any day, not be less than the Adjusted One Month LIBOR Rate.  The CB Floating Rate is a variable rate and any change in the CB Floating Rate due to any change in the Prime Rate or the Adjusted One Month LIBOR Rate is effective from and including the effective date of such change in the Prime Rate or the Adjusted One Month LIBOR Rate, respectively.

“CB Floating Rate Advance” means any Advance under this Agreement when and to the extent that its interest rate is determined by reference to the CB Floating Rate.

“Change of Control” (a) means the closing of a sale or other disposition of all or substantially all of Borrower’s or Guarantor’s assets; (b) shall be deemed to have occurred at such time as a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than fifty percent (50%) of the total voting power of all classes of stock then outstanding of Borrower entitled to vote in the election of directors; or (c) Borrower’s or Guarantor’s merger into or consolidation with any other entity, or any other reorganization or transfer, directly or indirectly, of the ownership interests in Borrower or Guarantor, in which the holders of the outstanding ownership interests in Borrower or Guarantor immediately prior to such transaction receive or retain, in connection with such transaction on account of their ownership interests, ownership interests representing less than fifty percent (50%) of the voting power of the entity surviving such transaction; provided, however, that a Change of Control shall not include a merger effected exclusively for the purpose of changing the domicile of Borrower or Guarantor or a merger of a Guarantor into Borrower or another Guarantor.

“Closing Date” means the date upon which Borrower, Guarantor and Lender have executed and delivered each of the Loan Documents and each of the conditions precedent and other requirements in Article 4 have been satisfied or waived, as determined by Lender in its sole and absolute discretion.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute promulgated in replacement thereof, together with all temporary, final and other Treasury Regulations promulgated under the Code.

“Collateral” means all of Borrower’s and Guarantor’s assets and proceeds thereof, including, without limitation, the personal property subject to the Security Agreement, including proceeds, products, interest on and investments thereof from time to time, and all other property, interests in property, and rights to property securing any or all of Borrower’s and Guarantor’s payment and other obligations under the Loan Documents from time to time.

“Collateral Agent” shall have the meaning given in the Recitals.

“Consolidated Entities” means Borrower and any Subsidiaries thereof, including, without limitation, Guarantor.

“Covenant Compliance Certificate” means a Covenant Compliance Certificate in form and substance satisfactory to Lender, which shall be in substantially the form attached hereto as Exhibit A from Borrower to Lender certifying compliance with the financial covenants set forth in Section 6.8 of this Agreement, together with such other supporting documents and information as Lender may require from time to time in accordance herewith.

“Default Interest Rate” means a rate of interest equal to the lesser of (a) the aggregate of THREE PERCENT (3%) per annum plus the Interest Rate, or (b) the highest rate legally permissible under applicable Requirements of Law.  The Default Interest Rate shall change from time to time as and when the Interest Rate changes.

“Draw Period” means the period beginning on the Closing Date and ending on September 1, 2011.

“Early Termination Fee” means, as of the date of any early termination of the Revolving Loan by Borrower pursuant to Section 2.6(c), an amount equal to the sum of (a) the Unused Commitment Fee for the portion of the calendar quarter that has passed as of such date and (b) using a discount rate of seven percent (7%), the net present value of the aggregate amount of future Unused Commitment Fees which would have been due (assuming an Average Quarterly Outstanding Balance of $0.00) for each calendar quarter (or portion thereof) remaining in the term of the Revolving Loan after the date Borrower terminates the Revolving Loan.

“EBITDAR” shall have the meaning given in Section 6.8(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time.  References to sections of ERISA shall be construed to also refer to any successor sections.

“ERISA Affiliate” means any corporation, partnership, or other trade or business (whether or not incorporated) that is, along with Borrower or Guarantor, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in sections 414(b) and 414(c), respectively, of the Code or section 4001 of ERISA, or a member of the same affiliated service group within the meaning of section 414(m) of the Code.

“Event of Default” means the occurrence of any of the events listed in Section 7.1 and the expiration of any applicable notice and cure period provided in said section.

“Financing Statement” means one or more UCC financing statements and/or addenda thereto, prepared or to be prepared by Lender, naming Borrower and/or Guarantor, as applicable, as debtor, in favor of Lender, as secured party, and perfecting Lender’s security interest in the Collateral now owned or hereafter acquired by Borrower and Guarantor, in form and substance satisfactory to Lender, filed or to be filed with the Utah Department of Commerce, Division of Corporations and Commercial Code and in such other offices for recording or filing such statements in such jurisdictions as Lender shall desire to perfect Lender’s liens and security interest or reflect such interest in appropriate public records.  As of the date hereof, the term “Financing Statement” shall include each of the following UCC financing statements, together with any addenda or amendments thereto filed with the Utah Department of Commerce, Division of Corporations and Commercial Code: (i) File # 315031200792 filed on March 9, 2007, naming Borrower as debtor and Lender as secured party; (ii) File # 315038200703 filed on March 9, 2007, naming Development as debtor and Lender as secured party; (iii) File # 315039200706 filed on March 9, 2007, naming Travel as debtor and

Lender as secured party; and (iv) File # 315041200797 filed on March 9, 2007, naming Client Sales as debtor and Lender as secured party.

“GAAP” shall have the meaning given in Section 1.3.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantor” shall mean, individually and collectively, as the context requires, the “Guarantor” identified in the Recitals and any Person that becomes a guarantor pursuant to Section 6.25.

“Guarantor Loan Documents” means the Guaranty and any other guaranties, agreements, documents, or instruments now or hereafter executed by Guarantor evidencing, guarantying, securing or otherwise related to the obligations of Guarantor or the Loan, as the Guaranty and such other guaranties, agreements, documents, and instruments may be amended, modified, extended, renewed, or supplemented from time to time.

“Guarantor Operating Documents” means the articles of incorporation, articles of organization, certificate of partnership, bylaws, operating agreements and limited partnership agreements of Guarantor, as applicable, and all modifications and amendments to those documents, pursuant to which Guarantor has been formed and exists.

“Guaranty” shall have the meaning given in the Recitals.

“Indebtedness” means, as to any Person (a) indebtedness created, issued, incurred or assumed by such Person for borrowed money or evidenced by bonds, debentures, notes or similar instruments; (b) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade payables incurred in the ordinary course of business that do not remain unpaid for more than one hundred twenty (120) days after the initial invoice date with respect thereto and that are not past due); (c) all indebtedness secured by a lien on any asset of such Person whether or not such indebtedness is assumed by such Person; (d) all obligations, contingent or otherwise, of such Person directly or indirectly guaranteeing any indebtedness or other obligation of any other Person or in any manner providing for the payment of any indebtedness or other obligation of any other Person or otherwise protecting the holder of such indebtedness against loss (excluding endorsements for collection or deposit in the ordinary course of business); (e) the amount of all reimbursement obligations and other obligations of such Person (whether due or to become due, contingent or otherwise) in respect of letters of credit, bankers’ acceptances, surety or other bonds (but excluding surety or other bonds in favor of Governmental Authorities) and similar instruments; (f) all obligations under leases capitalized in accordance with GAAP; and (g) all other obligations that would be included as liabilities on a balance sheet prepared in accordance with GAAP.

“Interest Period” means, with respect to a LIBOR Rate Advance, each period commencing on the first day of a calendar month and ending on the first day of the next succeeding calendar month; provided, however, that (i) the first Interest Period shall commence on the Closing Date; and (ii) any Interest Period that would otherwise extend past the Maturity Date shall end on the Maturity Date.

“Interest Rate” shall have the meaning given in Section 2.5(a).

“Lender” means JPMORGAN CHASE BANK, N.A., a national banking association whose address is as set forth in the introductory paragraph of this Agreement, its successors and assigns.

“Letter of Credit” means a written agreement by Lender to honor drafts or other demands for payment in compliance with the conditions specified in a letter of credit extended by Lender pursuant to this Agreement, on such form(s) of letter of credit as customarily issued by Lender and on such terms as Lender shall require in its reasonable discretion.

“Letter of Credit Application and Agreement” means Lender’s then-current form of Letter of Credit Application and Agreement or such other application form as Lender shall then require.

“Letter of Credit Limit” means the aggregate issued and committed amount of THREE MILLION AND NO/100 DOLLARS ($3,000,000.00).

“Letter of Credit Interest Rate” means the per annum interest rate set forth in the Letter of Credit Application and Agreement executed and delivered by Borrower in connection with any Letter of Credit.

“LIBOR Rate” means with respect to any LIBOR Advance for any Interest Period, the interest rate determined by Lender by reference to Reuters Screen LIBOR01, formerly known as Page 3750 of the Moneyline Telerate Service (together with any successor or substitute, the “Service”) or any successor or substitute page of the Service providing rate quotations comparable to those currently provided on such page of the Service, as determined by Lender from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market (the “Page”), to be the rate at approximately 11:00 a.m. London time, two Business Days prior to the commencement of the Interest Period for dollar deposits with a maturity equal to such Interest Period. If no LIBOR Rate is available to Lender, the applicable LIBOR Rate for the relevant Interest Period shall instead be the rate determined by Lender to be the rate at which Lender offers to place U.S. dollar deposits having a maturity equal to such Interest Period with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

“LIBOR Rate Advance” means any Advance under this Agreement when and to the extent that its interest rate is determined by reference to the Adjusted LIBOR Rate.

“Lien or Encumbrance” and “Liens and Encumbrances” means any assignment as security, conditional sale for security purposes, grant in trust, lien, mortgage, pledge, security interest, title retention arrangement, other encumbrance, or other interest or right securing the payment of money or the performance of any other liability or obligation, whether voluntarily or involuntarily created and whether arising by agreement, document, or instrument, under any law, ordinance, regulation, or rule (federal, state, or local), or otherwise.

“Loan” shall have the meaning given in the Recitals.

“Loan Documents” means the documents described in Section 4.1(i), any International Swap and Derivatives Association Master Agreement (and any confirmation related thereto and any other Swap Agreement), and any other guaranties, agreements, documents, or instruments now or hereafter evidencing, guarantying or securing the Obligations of Borrower hereunder, as this Agreement, the other documents described in Section 4.1, and such other agreements, documents, and instruments may be amended, modified, extended, renewed, or supplemented from time to time.

“Loan Party” means Borrower, Guarantor and each other Person that from time to time is or becomes obligated to Lender or Collateral Agent under any Loan Document or grants any Lien or Encumbrance to Lender or Collateral Agent with respect to any Collateral.

“Material Adverse Change” means any change in the assets, liabilities, financial condition, or results of operations of Borrower or Borrower and Guarantor on an aggregate basis, or any other event or condition with respect to Borrower or Borrower and Guarantor together, that materially and adversely affects any of the following: (i) the likelihood of performance by Borrower or Borrower and Guarantor together of any Obligations or the ability of Borrower or Borrower and Guarantor together to perform such Obligations, (ii) the legality, validity or binding nature of any of the Obligations of Borrower or Guarantor, (iii) any Lien or Encumbrance securing any of such Obligations, or (iv) the priority of any Lien or Encumbrance securing any of such Obligations.

“Maturity Date” means, individually and collectively, as the context requires, the Revolving Loan Maturity Date and the Term Loan Maturity Date.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA which is maintained for employees of Borrower or Guarantor.

“Note” shall have the meaning given in the Recitals.

“Obligations” means all obligations, indebtedness and liabilities of Borrower, whether individual, joint and several, absolute or contingent, direct or indirect, liquidated or unliquidated, now or hereafter existing, in favor of Lender, including without limitation, all liabilities, all interest, costs and fees arising under or from the Loan Documents or any other note, open account, overdraft, letter of credit application, endorsement, surety agreement, guaranty, credit card, lease, Rate Management Transaction, acceptance, foreign exchange contract or depository service contract, whether payable to Lender or to a third party and subsequently acquired by Lender, any monetary obligations (including interest) incurred or accrued during the pendency of any bankruptcy, insolvency, receivership or other similar proceedings, regardless of whether allowed or allowable in such proceeding, and all renewals, extensions, modifications, consolidations, rearrangements, restatements, replacements or substitutions of any of the foregoing.  “Rate Management Transaction” means any transaction (including an agreement with respect thereto) evidenced by a Swap Agreement or that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option, derivative transaction or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures. Borrower and Lender specifically contemplate that the Obligations include indebtedness or other obligations hereafter incurred by Borrower to Lender.

“Occupational Safety and Health Law” means the Occupational Safety and Health Act of 1970, as amended, and any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability or standards of conduct concerning employee health and/or safety.

“Other Loans” means any loan, financing arrangement or extension of credit to Borrower or its Subsidiaries, including, without limitation, Guarantor, from Lender, any Affiliate of Lender, J.P. Morgan Chase & Co. or any of its Affiliates, or any of its Affiliates.

“Payment Date” means the first (1st) day of each calendar month after the Closing Date.

“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“Permitted Exceptions” means the following: (a) the sale, transfer, or other disposition of any Collateral that is (i) consumed or worn out in ordinary usage and that is promptly replaced with similar items of equal or greater value or (ii) sold in the ordinary course of business; (b) the Loan Documents; (c) purchase money liens on items of the Collateral; (d) intentionally omitted; (e) Liens and Encumbrances against Borrower or Guarantor set forth on Schedule 5.6 in effect on the Closing Date; (f) covenants, restrictions, rights, rights-of-way, easements and minor irregularities and encumbrances in title which do not materially interfere with the business or operations of Borrower or Guarantor as presently conducted; (g) Liens and Encumbrances arising by statute in connection with worker’s compensation and unemployment insurance (other than Liens and Encumbrances arising under ERISA), good faith cash deposits in connection with tenders, contracts or leases to which Borrower or Guarantor is a party or other cash deposits required to be made in the ordinary course of business (provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith); (h) mechanics’, workmen’s, materialmen’s, landlords’, carriers’ or other similar Liens and Encumbrances arising in the ordinary course of Borrower’s or Guarantor’s business with respect to obligations which are not due or which are being contested in good faith; (i) the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding, provided that the aggregate amount of liabilities of Borrower and Guarantor secured by a pledge of Collateral, including interest and penalties thereon, if any, shall not be in excess of $2,000,000 at any one time outstanding; and (j) any interest or title of a lessor under any operating lease to Borrower or Guarantor.

“Person” means any natural person, any unincorporated association, any corporation, any partnership, any joint venture, any limited liability company, any trust, any other legal entity, or any Governmental Authority.

“Pledged Securities” means all of the shares of the common stock of Guarantor owned and pledged by Borrower, together with all dividends therefrom (whether in cash or in equity securities), all stock splits or reissuances thereof, all distributions thereon or in respect thereof, all rights with respect thereto, including voting and appraisement rights, all investments thereof, interest thereon and proceeds thereof, all securities, cash or other assets in replacement thereof.

“Prime Rate” means the rate of interest per annum announced from time to time by Lender or its Affiliates as its or their prime rate.  The Prime Rate is a variable rate and each change in the Prime Rate is effective from and including the date the change is announced as being effective.  THE PRIME RATE IS A REFERENCE RATE AND MAY NOT BE LENDER’S OR ITS AFFILIATES’ LOWEST RATE.

“Quarterly Payment Date” means the last day of each of March, June, September and December of each calendar year until the Revolving Loan Maturity Date, unless any such day is not a Business Day, in which case the Quarterly Payment Date shall be the next succeeding Business Day.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Reimbursement Obligations” shall have the meaning given in Section 3.2(a).

“Reportable Event” has the meaning given to such term in ERISA, but shall not include any event for which the thirty (30) day reporting requirement has been waived by the PBGC.

“Request for Advance” means a completed, written Request for Advance in form and substance satisfactory to Lender, which shall be in substantially the form attached hereto as Exhibit B from Borrower to Lender requesting a Term Loan Advance from Lender, together with such other documents and information as Lender may require from time to time in accordance herewith.

“Requirements of Law” means (a) the organizational documents of an entity and (b) any law, regulation, ordinance, code, decree, treaty, ruling or determination of an arbitrator, court or other Governmental Authority, or any Executive Order issued by the President of the United States, in each case applicable to or binding upon such Person or to which such Person, any of its property or the conduct of its business is subject.

“Reserve Requirement” means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D.

“Revolving Loan” shall have the meaning given in the Recitals.

“Revolving Loan Advance” means a disbursement of the Revolving Loan proceeds.

“Revolving Loan Amount” means, effective as of March 14, 2011, the amount of up to TEN MILLION AND NO/100 DOLLARS ($10,000,000.00), plus any sum in addition thereto advanced by Lender in its sole and absolute discretion in accordance with the Loan Documents, to be disbursed pursuant to the terms and conditions of this Agreement.

“Revolving Loan Note” shall have the meaning given in the Recitals.

“Revolving Loan Maturity Date” means March 14, 2012.

“Security Agreement” shall have the meaning given in the Recitals.

“Stock Pledge Agreement” shall have the meaning given in the Recitals.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled, directly or indirectly, by the parent or one or more subsidiaries of the parent.  As used in this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Swap Agreement” means any agreement between Borrower and Lender with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Term Loan” shall have the meaning given in the Recitals.

“Term Loan Advance” means a disbursement of the Term Loan proceeds.

“Term Loan Amount” means, effective as of March 14, 2011, the amount of up to FIVE MILLION AND NO/100 DOLLARS ($5,000,000.00), plus any sum in addition thereto advanced by Lender in its sole and absolute discretion in accordance with the Loan Documents, to be disbursed pursuant to the terms and conditions of this Agreement.

“Term Loan Note” shall have the meaning given in the Recitals.

“Term Loan Maturity Date” means September 1, 2013.

“Term-Out Period” means the period commencing as of the end of the Draw Period and ending on the Term Loan Maturity Date.

“Transfer” means (a) the granting of any Lien or Encumbrance on the Collateral or any part thereof to any Person, except the security interests in favor of Lender or Collateral Agent, the Permitted Exceptions and other matters which have been approved in writing by Lender; (b) any sale, transfer, conveyance, lease or vesting of the Collateral or any part thereof or interest therein to or in any Person, whether voluntary, involuntary, by operation of law, or otherwise, except the Permitted Exceptions, which would result in a Material Adverse Change (without taking into consideration subsections (iii) and (iv) of the definition of Material Adverse Change); (c) any Change of Control; or (d) the execution of any agreements to do any of the foregoing, except the Permitted Exceptions.

“Unused Commitment Fee” means, with respect to each calendar quarter (or portion thereof) during the term of the Revolving Loan, an amount equal to (i) the Revolving Loan Amount minus (ii) the Average Quarterly Outstanding Balance for such calendar quarter (or portion thereof) with respect to which the Unused Commitment Fee is being computed, with the resulting number being multiplied by ONE QUARTER OF ONE PERCENT (0.25%) per annum (i.e., 0.0625% per quarter).  If the Unused Commitment Fee is being computed for less than a full calendar quarter, the percentage used in the preceding sentence will be computed on a daily basis for the number of days for which the fee is being computed.

1.2 Interpretation.  Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents:

(a) Number; Inclusion.  References to the plural include the singular, the plural, the part and the whole; “or” has the inclusive meaning represented by the phrase “and/or”; and “including” has the meaning represented by the phrase “including without limitation”.

(b) Documents Taken as a Whole.  The words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this Agreement or such other Loan Document.

(c) Headings.  The section and other headings contained in this Agreement or the other Loan Documents and the Table of Contents (if any) preceding this Agreement or the other Loan Documents are for reference purposes only and shall not control or affect the construction of this Agreement or the other Loan Documents or the interpretation thereof in any respect.

(d) Implied References to This Agreement.  Article, section, subsection, clause, schedule and exhibit references are to this Agreement unless otherwise specified.

(e) Persons.  Reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement or the other Loan Documents, as the case may be.

(f) Modifications to Documents.  Reference to any agreement (including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto), document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated.

1.3 Accounting Terms.  For purposes of this Agreement, all accounting terms not otherwise defined herein or in the Recitals shall have the meanings assigned to them in conformity with generally accepted accounting practices and principles (“GAAP”), consistently applied.  In the event that GAAP changes during the term of this Agreement such that the covenants contained in Section 6.8 would then be calculated in a different manner or with different components, (a) Borrower and Lender agree to amend this Agreement in such respects as are necessary to conform those covenants as criteria for evaluating the Consolidated Entities’ financial condition to substantially the same criteria as were effective prior to such change in GAAP and (b) the Consolidated Entities shall be deemed to be in compliance with the covenants contained in Section 6.8 following any such change in GAAP if and to the extent that the Consolidated Entities would have been (and would continue to be) in compliance therewith under GAAP as in effect immediately prior to such change.

1.4 Actions by Lender.  Unless otherwise expressly provided in this Agreement, all determinations, consents, approvals, disapprovals, calculations, requirements, requests, acts, actions, elections, selections, opinions, judgments, options, exercise of rights, remedies or indemnities, satisfaction of conditions or other decisions of or to be made by Lender under this Agreement or any of the other Loan Documents shall be made in the reasonable discretion of Lender.  Any reference to Lender’s “sole and absolute discretion” or similar phrases has the meaning represented by the phrase “sole and absolute discretion, acting in good faith”.

1.5 Knowledge of Borrower.  As used herein and in any other Loan Document, the phrase “to the knowledge of Borrower,” “to the knowledge of Guarantor” or such similar phrases shall mean to the actual, conscious knowledge of Borrower’s Chief Executive Officer, Chief Financial Officer or Treasurer.

ARTICLE 2

THE LOAN

2.1 Agreement to Lend and Borrow.

(a) Revolving Loan.

(i) Agreement to Lend and Borrow.  Subject to the terms and conditions of this Agreement and the other Loan Documents, Lender agrees to lend to Borrower, and Borrower agrees to borrow from Lender from time to time prior to the Revolving Loan Maturity Date, Revolving Loan Advances of the proceeds of the Revolving Loan up to the Revolving Loan Amount.  Lender’s commitment to make Revolving Loan Advances shall be decreased at the same time and in the same amount as the aggregate stated amount of any outstanding Letters of Credit.

(ii) Revolving Nature of Loan.  Prior to the Revolving Loan Maturity Date, the Revolving Loan Amount may be drawn, repaid, and drawn again, on a revolving basis, in unlimited repetition so long as (i) the aggregate of all outstanding Revolving Loan Advances does not exceed, at any time, the Revolving Loan Amount, and (ii) no Event of Default has occurred and is continuing.  Although the outstanding principal balance of the Revolving Loan Note may be zero from time to time, the Loan Documents will remain in full force and effect until the Revolving Loan Maturity Date or all obligations of Borrower or Guarantor relating to the Revolving Loan are indefeasibly paid and performed in full, whichever is later.  Borrower shall have the right to terminate the Revolving Loan upon Borrower’s specific written direction and attendant payment in full to Lender of all Obligations with respect to the Revolving Loan, including, without limitation, the Early Termination Fee.  Upon the occurrence and during the continuance of any Event of Default, Lender may suspend or terminate its commitment to make Revolving Loan Advances of the proceeds of the Revolving Loan without notice to Borrower or further act on the part of Lender.

(b) Term Loan

(i) Agreement to Lend and Borrow.  Subject to the terms and conditions of this Agreement and the other Loan Documents, Lender agrees to lend to Borrower, and Borrower agrees to borrow from Lender from time to time prior to the end of the Draw Period, Term Loan Advances up to the Term Loan Amount.

(ii) Nature of Term Loan.  Prior to the end of the Draw Period, the Term Loan Amount may be drawn so long as (i) the aggregate amount of all previous Term Loan Advances does not exceed the Term Loan Amount, and (ii) no Event of Default has occurred and is continuing.  Borrower shall have the right to prepay the Term Loan, in whole or in party, without premium or penalty; provided, however, that if Borrower pays all or a portion of the principal balance of the Term Loan on a date other than the last day of an Interest Period or the Term Loan Maturity Date (whether by acceleration, prepayment or otherwise), Borrower shall pay Lender amounts sufficient (Lender’s reasonable opinion) to compensate Lender for any loss, cost, or expense incurred as a result thereof.  Proceeds of the Term Loan prepaid or repaid by Borrower may not be reborrowed.  Upon the occurrence and during the continuance of any Event of Default, Lender may suspend or terminate its commitment to make Term Loan Advances without notice to Borrower or further act on the part of Lender.

(c) Use of Proceeds.  The proceeds of the Loan may be used by Borrower for its general working capital purposes or other Borrower purposes.

2.2 Procedures for Advances.

(a) Revolving Loan.

(i) Sweep Account.  At the election of Borrower, the Revolving Loan may be linked to any account or accounts of Borrower established by Borrower with Lender (“Sweep Account”) pursuant to any agreement between Borrower and Lender establishing a sweep account arrangement (together with all amendments, modifications, and replacements thereof, the “Sweep Account Agreement”).  All references in the Sweep Account Agreement to a line of credit are amended to refer to the Revolving Loan.

(ii) Revolving Loan Advances.  For as long as the Revolving Loan is linked to a Sweep Account, Lender is authorized and directed to (A) disburse Revolving Loan Advances for deposit into the Sweep Account on each Business Day as needed to cover all checks and other charges against the Sweep Account; and (B) disburse all collected funds in the Sweep Account on each Business Day to Lender to be applied as payments on the Revolving Loan.

(b) Term Loan.

(i) Requests for Term Loan Advances.  Each request for a Term Loan Advance shall be in writing and in the form of a Request for Advance.  Lender, at its option, may set a cutoff time, after which all requests for Term Loan Advances will be treated as having been requested on the next succeeding Business Day.  In addition to complying with the other requirements of this Agreement, each Request for Advance shall specify the date (which shall be a Business Day) and the amount of the requested Term Loan Advance.

(ii) Term Loan Advances; Draw Period.  Term Loan Advances may be made only during the Draw Period.  The right of Borrower to receive Term Loan Advances shall expire at the conclusion of the Draw Period, and no new Term Loan Advances shall be made hereunder during the Term-Out Period.  Any principal amounts for which disbursement has not been requested during the Draw Period shall not be disbursed hereunder and Borrower shall not be liable to repay such non-disbursed amounts.

(iii) Timing of Disbursement of Advances.  Provided the conditions for the making of Term Loan Advances contained herein are satisfied, Lender shall disburse each Term Loan Advance on the date requested by Borrower in the applicable Request for Advance.  Upon acceptance of a Request for Advance made hereunder, Lender will make the amount of each Term Loan Advance available to Borrower in immediately available funds by initiating a wire or other transfer to the deposit account designated by Borrower in the Request for Advance.

(c) Authorized Persons.  The persons initially authorized to request Advances are all Authorized Representatives of Borrower.  At Lender’s request, Borrower shall provide Lender with documentation satisfactory to Lender indicating the names of those employees of Borrower authorized by Borrower to request Advances or to otherwise sign a Request for Advance and other documents, and Lender shall be entitled to rely upon such documentation until notified in writing by Borrower of any change(s) in the names of the employees so authorized.

2.3 Conditions Precedent to Advances.  The obligation of Lender to make Advances is subject to the fulfillment, to the satisfaction of Lender in its sole and absolute discretion, of each of the following conditions; provided, however, that Lender, in its sole and absolute discretion, may waive any of the following conditions:

(a) With respect to Revolving Loan Advances, the amount of any new Revolving Loan Advance, together with the amount of all prior Revolving Loan Advances then outstanding and the aggregate stated amount of all Letters of Credit then outstanding, shall not exceed the Revolving Loan Amount;

(b) With respect to Term Loan Advances, (i) Lender shall have received a Request for Advance pursuant to Section 2.2(b); (ii) the amount of the requested Term Loan Advance, together with the amount of all prior Term Loan Advances previously made, shall not exceed the Term Loan Amount, and (iii) the date such Term Loan Advance is to be made shall not be after the end of the Draw Period;

(c) No Event of Default shall exist and be continuing or shall result from such Advance;

(d) The representations and warranties made by Borrower contained herein and in the other Loan Documents shall be true and correct in all material respects on and as of the date of such Advance with the same effect as if made on and as of the date of such Advance (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date); and

(e) Borrower shall have provided such additional information and documents as Lender may reasonably request.

Each Request for Advance submitted by Borrower hereunder, and the acceptance of each Revolving Loan Advance, shall constitute a representation and warranty by Borrower hereunder, as of the date of each such request and as of the date of each Advance, that the conditions in this Section 2.3 are satisfied.

2.4 Evidence of Indebtedness.  The Loan shall be evidenced by the Note.  Disbursements of the Loan shall be charged and funded under the Note.  If there is any inconsistency between the Note and this Agreement, the provisions of this Agreement shall prevail.

2.5 Interest.

(a) Interest Rate.  Borrower shall pay interest to Lender on the outstanding unpaid principal amount under this Agreement and the other Loan Documents at the following rates (collectively, the “Interest Rate”): (i) the Adjusted LIBOR Rate, except (ii) during the continuance of any period after Borrower has elected to replace the entire outstanding balance of any LIBOR Rate Advance in accordance with this Agreement with a CB Floating Rate Advance, or the CB Floating

Rate is otherwise in effect pursuant to the terms of this Agreement, during which period Borrower shall pay interest to Lender at the CB Floating Rate.

(b) Default Interest Rate.  Upon the occurrence and during the continuance of an Event of Default hereunder or under any of the Loan Documents, at the option of Lender, the outstanding and unpaid principal balance of the Loan shall bear interest, payable on demand, at a rate per annum equal to the Default Interest Rate.  Lender may also, at its option, from time to time, add any unpaid accrued interest to principal and such sum will bear interest therefrom until paid at the rate provided in this Agreement (including at the Default Interest Rate, as and when applicable).  The application of the Default Interest Rate shall not be interpreted or deemed to extend any cure period set forth in this Agreement, or otherwise to limit any of Lender’s remedies under this Agreement or any of the other Loan Documents.

(c) Effective Rate.  Borrower agrees to pay an effective rate of interest that is the sum of (i) the interest rate provided in this Agreement and (ii) any additional rate of interest resulting from any other charges or fees paid or to be paid in connection herewith that are determined to be interest or in the nature of interest.  Any other provision of this Agreement or any of the other Loan Documents to the contrary notwithstanding, Lender and Borrower agree that none of the terms and provisions contained herein or in any of the Loan Documents shall be construed to create a contract for the use, forbearance or detention of money requiring payment of interest at a rate in excess of the maximum interest rate permitted to be charged by the Requirements of Laws of the State of Utah.  In such event, if any holder of the Note shall collect monies which are deemed to constitute interest which would otherwise increase the effective interest rate on the Note to a rate in excess of the maximum rate permitted to be charged by applicable Requirements of Law, all such sums deemed to constitute interest in excess of such maximum rate shall, at the option of the holder, be credited to the payment of other amounts payable under the Loan Documents or returned to Borrower.

(d) Inability to Determine Interest Rate.  If Lender determines that (i) quotations of interest rates for the relevant deposits referred to in the definition of Adjusted LIBOR Rate are not being provided for purposes of determining the interest rate on a LIBOR Rate Advance as provided in this Agreement, or (ii) the relevant interest rates referred to in the definition of Adjusted LIBOR Rate do not accurately cover the cost to Lender of making, funding or maintaining LIBOR Rate Advances, then Lender shall, at Lender’s option, give notice of such circumstances to Borrower, whereupon (A) the obligation of Lender to make LIBOR Rate Advances shall be suspended until Lender notifies Borrower that the circumstances giving rise to the suspension no longer exists, and (B) Borrower shall repay in full the then outstanding principal amount of each LIBOR Rate Advance, together with accrued interest, on the last day of the then current Interest Period applicable to the LIBOR Rate Advance; provided, however, that, subject to the terms and conditions of this Agreement and the other Loan Documents, Borrower shall be entitled to simultaneously replace the entire outstanding balance of any LIBOR Rate Advance repaid in accordance with this Section with an Advance bearing interest at the CB Floating Rate plus the Applicable Margin for CB Floating Rate Advances in the same amount. If Lender determines on any day that quotations of interest rates for the relevant deposits referred to in the definition of Adjusted One Month LIBOR Rate are not being provided for purposes of determining the interest rate on any CB Floating Rate Advance on any day, then each CB Floating Rate Advance shall bear interest at the Prime Rate plus the Applicable Margin for CB Floating Rate Advances until Lender determines that quotations of interest rates for the relevant deposits referred to in the definition of Adjusted One Month LIBOR Rate are being provided.

(e) Computation of Interest.  Interest shall be computed by applying the ratio of the annual Interest Rate over a year of three hundred sixty (360) days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding.

2.6 Payment of Principal and Interest; Application of Payments.

(a) Payments of Interest.  Commencing on the Payment Date occurring in April 2011, and continuing on each monthly Payment Date thereafter, installments of all accrued and outstanding interest under the Revolving Loan and the Term Loan shall be due and payable by Borrower to Lender.

(b) Principal Payments; Maturity.

(i) Revolving Loan Principal; Payment at Maturity.  The outstanding principal balance of the Revolving Loan, together with all unpaid accrued interest thereon, and all other amounts payable by Borrower with respect to the Revolving Loan pursuant to the terms of the Loan Documents, shall be due and payable on the Revolving Loan Maturity Date in lawful money of the United States of America.

(ii) Term Loan Principal; Payment at Maturity.  The outstanding principal balance of the Term Loan as of the end of the Draw Period shall be paid during the Term-Out Period in twenty-four (24) equal monthly installments commencing October 1, 2011 and on each Payment Date thereafter through the Term Loan Maturity Date.  All outstanding principal under the Term Loan, together with all unpaid accrued interest thereon, and all other amounts payable by Borrower with respect to the Term Loan pursuant to the terms of the Loan Documents, shall be due and payable on the Term Loan Maturity Date in lawful money of the United States of America.

(c) Early Termination of Revolving Loan.  Borrower shall have the right to terminate the Revolving Loan at any time prior to the Revolving Loan Maturity Date by (i) giving written notice of its intent to do so to Lender; (ii) paying the outstanding principal balance of the Revolving Loan, together with all unpaid accrued interest thereon, and all other amounts payable by Borrower with respect to the Revolving Loan Note or pursuant to the terms of any other Loan Documents; and (iii) paying the Early Termination Fee.

(d) Application of Payments.  Unless otherwise agreed to in writing or otherwise required by applicable Requirements of Law, payments will be applied first to accrued, unpaid interest, then to any unpaid collection costs, late charges and other charges, and any remaining amount to principal; provided, however, upon the occurrence and during the continuance of an Event of Default, Lender reserves the right to apply payments among principal, interest, late charges, collection costs and other charges at its sole and absolute discretion.

(e) No Deductions.  All payments of principal or interest hereunder or under the Note shall be made (i) without deduction of any present and future taxes, levies, imposts, deductions, charges or withholdings, which amounts shall be paid by Borrower, and (ii) without any other set off.  Borrower will pay the amounts necessary such that the gross amount of the principal and interest received by Lender is not less than that required hereby and by the Note.

(f) Authorization for Direct Payments (ACH Debits).  To effectuate any payment due hereunder or under any other Loan Documents, Borrower hereby authorizes Lender to initiate debit entries to Borrower’s account number at Lender identified by Borrower to Lender in writing and to debit the same to such account.  This authorization to initiate debit entries shall remain in full force and effect until Lender has received written notification of its termination in such time and in such manner as to afford Lender a reasonable opportunity to act on it.  Borrower represents that Borrower is and will be the owner of all funds in such account.  Borrower acknowledges: (i) that such debit entries may cause an overdraft of such account which may result in Lender’s refusal to honor items drawn on such account until adequate deposits are made to such account; (ii) that Lender is under no duty or obligation to initiate any debit entry for any purpose; and (iii) that if a debit is not made because the above-referenced account does not have a sufficient available balance, or otherwise, the payment may be late or past due.

(g) Late Charges.  If any payment of interest or principal required pursuant to any provision of this Agreement is not received by Lender within ten (10) days after its due date, then, in addition to the other rights and remedies of Lender pursuant to this Agreement and the other Loan Documents, Borrower will be charged five percent (5.0%) of the regularly scheduled payment or Twenty-Five and No/100 Dollars ($25.00), whichever is greater, up to the maximum amount of One Thousand Five Hundred and No/100 Dollars ($1,500.00) per late charge.  Such late charge will be immediately due and payable and is in addition to any other costs, fees, and expenses that Borrower may owe as a result of such late payment.

2.7 Manner and Time of Payment.  All amounts payable by Borrower on or with respect to the Loan, or pursuant to the terms of any other Loan Documents, shall be paid without condition or reservation of right, in lawful money of the United States of America at 201 South Main Street, Suite 300, Salt Lake City, Utah 84111, or at such other place as Lender may from time to time designate in writing, not later than 1:00 p.m. (Utah time), in same day funds, on the date due, and to such account of Lender as Lender may designate; funds received by Lender after that time shall be deemed to have been paid on the next succeeding Business Day.  If any payment would otherwise be due on a day which is not a Business Day, the payment instead shall be due on the next succeeding Business Day and such extension of time shall be included in computing the interest due in respect of said payment.

2.8 Illegality.  If any applicable domestic or foreign law, treaty, rule or regulation now or later in effect (whether or not it now applies to Lender or its Affiliates) or the interpretation or administration thereof by a governmental authority charged with such interpretation or administration, or compliance by Lender or its Affiliates with any guideline, request or directive of such an authority (whether or not having the force of law), shall make it unlawful or impossible for Lender or its Affiliates to maintain or fund the LIBOR Rate Advances evidenced by the Note, then, upon notice to Borrower by Lender, the outstanding principal amount of the LIBOR Rate Advances, together with accrued interest and any other amounts payable to Lender under the Note or the other Loan Documents on account of the LIBOR Rate Advances shall be repaid (a) immediately upon Lender’s demand if such change or compliance with such requests, in Lender’s judgment, requires immediate repayment, or (b) at the expiration of the last Interest Period to expire before the effective date of any such change or request; provided, however, that subject to the terms and conditions of this Agreement and the other Loan Documents, Borrower shall be entitled to simultaneously replace the entire outstanding balance of any LIBOR Rate Advance in accordance with this Section with a CB Floating Rate Advance in the same amount.

2.9 Additional Costs. If any applicable domestic or foreign law, treaty, government rule or regulation now or later in effect (whether or not it now applies to Lender or its Affiliates) or the interpretation or administration thereof by a governmental authority charged with such interpretation or administration, or compliance by Lender or its Affiliates with any guideline, request or directive of such an authority generally applicable to financial institutions (whether or not having the force of law), shall (a) affect the basis of taxation of payments to Lender of any amounts payable by Borrower under the Note or the other Loan Documents (other than taxes imposed on the overall net income of Lender by the jurisdiction or by any political subdivision or taxing authority of the jurisdiction in which Lender has its principal office), or (b) impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, Federal Deposit Insurance Corporation deposit insurance premiums or assessments) against assets of, deposits with or for the account of, or credit extended by Lender, or (c) impose any other condition with respect to the Note or the other Loan Documents and the result of any of the foregoing is to increase the cost to Lender of extending, maintaining or funding any Advance or to reduce the amount of any sum receivable by Lender on any Advance, or (d) affect the amount of capital required or expected to be maintained by Lender (or any corporation controlling Lender) and Lender determines that the amount of such capital is increased by or based upon the existence of Lender’s obligations under the Note or the other Loan Documents and the increase has the effect of reducing the rate of return on Lender’s (or its controlling corporation’s) capital as a consequence of the obligations under the Note or the other Loan Documents to a level below that which Lender (or its controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy) by an amount deemed by Lender to be material, then Borrower shall pay to Lender, from time to time, upon request by Lender, additional amounts sufficient to compensate Lender for the increased cost or reduced sum receivable; provided, however, that Borrower shall not be required to compensate Lender for any increased costs or reduced sums receivable incurred more than 180 days prior to the date Borrower receives the Lender’s notice described in the next sentence. Whenever Lender shall learn of circumstances described in this Section which are likely to result in additional costs to Borrower, Lender shall give prompt written notice to Borrower of the basis for and the estimated amount of any such anticipated additional costs.  A statement as to the amount of the increased cost or reduced sum receivable, prepared in good faith and in reasonable detail by Lender and submitted by Lender to Borrower, shall be conclusive and binding for all purposes absent manifest error in computation.  If Lender requests any compensation from Borrower pursuant to this Section 2.9, Borrower shall have the right immediately to terminate this Agreement, without any Early Termination Fee, upon the indefeasible payment in full of all Loans then outstanding together with all unpaid accrued interest thereon at the rate applicable prior to Lender’s request, and all other amounts payable by Borrower with respect to the Obligations or pursuant to the terms of any other Loan Documents, including, without limitation, the amount of any compensation due pursuant to this Section 2.9 and accrued prior to the date of Borrower’s termination of this Agreement.

2.10 Bank Records.  Lender shall, in the ordinary course of business, make notations in its records of the date, amount, interest rate and Interest Period of each Advance hereunder, the amount of each payment on the Advances, and other information. Such records shall, in the absence of manifest error, be conclusive as to the outstanding principal balance of and interest rate or rates applicable to the Note.

2.11 Guaranty.  Payment of the Note and performance of Borrower’s obligations hereunder shall be unconditionally guaranteed by Guarantor pursuant to the Guaranty and secured by, among other things, the Security Agreement, which shall be a first priority security interest in and to all of the personal property assets of Borrower and Guarantor, as more fully described in the Security Agreement, subject to Permitted Exceptions.

2.12 Security.  Payment of the Note shall be secured by and/or guaranteed by, among other things, the following:

(a) the Guaranty;

(b) the Security Agreement, which shall secure the Obligations and the Guaranty and be a first priority security interest in and to all of the personal property assets of Borrower and Guarantor, as more fully described in the Security Agreement, subject to Permitted Exceptions;

(c) the Stock Pledge Agreement, which shall secure the Obligations and be a first priority security interest in and to the Pledged Securities, subject to Permitted Exceptions; and

(d) the Account Control Agreement, which shall secure the Obligations and the Guaranty and perfect the security interest given to Collateral Agent in and to all of Borrower’s and Guarantor’s deposit accounts described therein.

2.13 Fees and Expenses.

(a) Unused Commitment Fee.  During the term hereof, Borrower shall pay to Lender the applicable Unused Commitment Fee on each Quarterly Payment Date.  The Unused Commitment

Fee shall be calculated on a quarterly basis and payable quarterly in arrears for the calendar quarter or portion thereof throughout the term of the Revolving Loan and on the Revolving Loan Maturity Date.

(b) Early Termination Fee.  As set forth in Section 2.6(c) above, Borrower shall pay to Lender the Early Termination Fee in the event Borrower elects to terminate the Revolving Loan prior to the Revolving Loan Maturity Date.

(c) Additional Provisions Regarding Fees.  The fees described in this Section 2.13 shall be payable in addition to, and not in lieu of, interest, expense reimbursements, indemnification and other Obligations.  Borrower acknowledges that all fees and other amounts described in this Section 2.13 have been fully earned by Lender at the time of payment and are non-refundable to Borrower in the event this Agreement is terminated or expires as provided herein.  All fees specified or referred to in this Agreement shall bear interest, if not paid when due, at the Default Interest Rate.  Borrower hereby authorizes Lender, at its sole option and direction, without prior notice to Borrower, to make a Revolving Loan Advance in the amount of any of the fees provided for in this Section 2.13 if not paid within ten (10) days of when due.

ARTICLE 3

LETTERS OF CREDIT

3.1 Issuance of Letters of Credit.

(a) Issuance of Letters of Credit.  Subject to the terms and conditions of this Agreement and the policies, procedures, and requirements of Lender for issuance of Letters of Credit in effect from time to time, Lender agrees to issue, from time to time on or before the Revolving Loan Maturity Date, Letters of Credit upon request by and for the account of Borrower.  Unless otherwise approved by Lender, Letters of Credit (i) will expire on the earlier of the date stated therein or thirty (30) days prior to the Revolving Loan Maturity Date; and (ii) will not exceed, in the aggregate stated amount outstanding at any time, the lesser of (A) Letter of Credit Limit or (B) the difference between the Revolving Loan Amount and the then outstanding principal balance of the Revolving Loan.  Each reference in this Agreement to “issue” or “issuance” or other forms of such words in relation to Letters of Credit will also include any extension or renewal of a Letter of Credit.  Requests for the issuance of a Letter of Credit will be processed by Lender in accordance with its policies, procedures, and requirements then in effect.  Upon the occurrence and during the continuance of an Event of Default, Lender may suspend or terminate its agreement to issue Letters of Credit hereunder.

(b) Issuance Procedures.  Lender’s obligation to issue Letters of Credit is expressly conditioned upon the receipt and approval by Lender, in its sole and absolute discretion, of each of the following items and the satisfaction by Borrower of the following conditions:

(i) Borrower shall deliver to Lender the Letter of Credit Application and Agreement in form and content satisfactory to Lender, duly executed (and acknowledged where necessary) by the appropriate parties thereto.

(ii) The stated face amount of the requested Letter of Credit, when aggregated with the stated face amount of all Letters of Credit then issued and outstanding, will not exceed the Letter of Credit Limit.

(iii) The stated face amount of the requested Letter of Credit, when aggregated with (A) the stated face amount of all Letters of Credit then issued and outstanding and (B) the then outstanding principal balance of the Revolving Loan, will not exceed the Revolving Loan Amount.

(iv) The representations and warranties of Borrower contained in all of the Loan Documents shall be true and correct in all material respects on and as of the date of each issuance as though made on and as of that date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date) and no Event of Default shall have occurred and be continuing as of the date of issuance of the Letter of Credit or request therefor.

3.2 Reimbursement Obligations.

(a) Borrower hereby agrees to pay to Lender the following (collectively, the “Reimbursement Obligations”):

(i) On the date of each drawing under a Letter of Credit, a sum equal to (A) the amount of such drawing under the Letter of Credit to the extent actually paid by Lender plus (B) any and all transaction charges or other charges and expenses which Lender may pay or incur relative to the drawing or Letter of Credit;

(ii) All payments or drawings due and owing to Lender which are related to any Letter of Credit shall bear interest payable from the date such amounts become payable (in the case of an amount payable on demand, from the date Lender is first entitled to demand payment, regardless as to whether a demand for payment is actually made) until payment in full, at an annual rate at all times equal to the Letter of Credit Interest Rate, but in no event above the maximum rate permitted by law.  Interest accruing pursuant to this Section 3.2(a)(ii) shall be due and payable on the day on which amounts due hereunder are paid or earlier upon demand of Lender.  All interest becoming due and payable under this Agreement shall be computed on the basis of the actual number of days elapsed and a year of 360 days.

(b) The Reimbursement Obligations shall be paid as herein provided without notice from or demand of Lender to Borrower.  The Reimbursement Obligations and the other obligations from Borrower to Lender shall at all times be full recourse obligations of Borrower.

(c) Lender, in its sole and absolute discretion, is authorized, but not obligated, to make Advances under the Note without notice to Borrower or any Guarantor to satisfy any amounts owing to Lender by Borrower as a result of any drawing.

3.3 Obligations Absolute.  The Reimbursement Obligations of Borrower shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and the Letter of Credit Application and Agreement, under all circumstances whatsoever, including, without limitation, the following circumstances:

(a) any lack of validity or enforceability of a Letter of Credit or any of the Loan Documents;

(b) any amendment or waiver of or any consent to or departure from a Letter of Credit or any of the Loan Documents;

(c) the existence of any claim, set-off, defense or other right which Borrower may have at any time against Lender, any holder of a Letter of Credit, or any other person or entity, whether in connection with this Agreement, the transactions contemplated herein or in any of the Loan Documents or any unrelated transactions; or

(d) any statement or any other document presented under or in connection with a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever.

3.4 Assumption of Risk and Liability.  Borrower hereby assumes all risk of the acts or omissions of any holder of a Letter of Credit, and any beneficiary or transferee of a Letter of Credit with respect to its use of a Letter of Credit.  Neither Lender nor any of its employees, officers, directors, agents or representatives shall be liable or responsible for:

(a) the use which may be made of a Letter of Credit or for any acts or omissions of Lender in connection therewith;

(b) the validity, sufficiency or genuineness of documents, or of any endorsements thereon, whether submitted in connection with a drawing under a Letter of Credit, or otherwise, even if such documents or endorsements should in fact prove to be in any or all respects invalid, insufficient, fraudulent, forged, inaccurate or untrue;

(c) payment by Lender against presentation of documents which do not strictly comply with the terms of a Letter of Credit, including failure of any such documents to bear reference or adequate reference to a Letter of Credit or the failure of any holder or beneficiary of a Letter of Credit to comply fully with conditions required in order to obtain honor of a drawing under a Letter of Credit;

(d) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason;

(e) omissions, interruptions, losses or delays in transmission or delivery of any messages by mail, cable, telegraph, telex, telephone, facsimile transmission or otherwise;

(f) any loss or delay in the transmission of any document or draft required in order to make a drawing under a Letter of Credit; or

(g) any other circumstances whatsoever in making or failing to make payment under a Letter of Credit.

ARTICLE 4

LOAN CLOSING; INITIAL ADVANCE

4.1 Conditions Precedent.  Lender’s obligation to close the Loan and to disburse the initial Advance and to perform the remainder of its obligations under this Agreement are expressly conditioned upon the receipt and approval by Lender, in its sole and absolute discretion, of each of the following items and the satisfaction by Borrower of the following conditions on or before the Closing Date unless otherwise waived by Lender in its sole and absolute discretion:

(a) Borrower’s payment of all fees and costs payable under this Agreement;

(b) Receipt, review and approval by Lender of copies of the Borrower Operating Documents and the Guarantor Operating Documents;

(c) The representations and warranties of Borrower and/or Guarantor in Article 5 and elsewhere in the Loan Documents shall be true and correct in all material respects;

(d) No Event of Default shall exist and be continuing;

(e) Receipt, review and approval by Lender, in its sole discretion, of such financial statements and tax returns for Borrower and/or Guarantor as Lender may require;

(f) A determination by Lender that the Collateral provides an adequate loan-to-value coverage ratio for the Loan and all Other Loans which are secured by the Collateral;

(g) The original certificates representing the Pledged Securities, together with blank transfer powers in form and substance acceptable to Lender shall have been delivered to Lender;

(h) Receipt, review and approval by Lender of the policies of insurance required under Article 6 hereof;

(i) Borrower’s delivery to Lender of the following documents, in form and content satisfactory to Lender, duly executed (and acknowledged where necessary) by the appropriate parties thereto:

(i) This Agreement;

(ii) The Revolving Loan Note;

(iii) The Term Loan Note

(iv) An Amended and Restated Guaranty;

(v) An Amended and Restated Security Agreement;

(vi) Any Financing Statements deemed necessary or advisable by Lender to be filed with the Utah Department of Commerce, Division of Corporations and Commercial Code or any other filing office;

(vii) A closing certificate from Borrower and each Guarantor;

(viii) Resolutions of the directors, members, managers, or partners of Borrower and Guarantor, as applicable, approving the Loan Documents and the Guarantor Loan Documents; and

(ix) Such other documents that Lender may require in its sole and absolute discretion.

Borrower acknowledges and agrees that in addition to the Loan Documents listed above in this Section 4.1(i), the following Loan Documents were executed and/or delivered in connection with the Original Loan Agreement prior to the date hereof, and continue in full force and effect, as modified or amended to date: (1) the Stock Pledge Agreement; (2) the original certificates representing the Pledged Securities; (3) blank stock transfer powers executed by the holders of all Pledged Securities in favor of Lender; (4) an acknowledgement and consent to the pledge of the Pledged Securities pursuant to the Stock Pledge Agreement from each issuer of the Pledged Securities; (5) the Account Control Agreement; (6) the Financing Statements specifically identified in the definition of such term contained in this Agreement; (7) closing certificates from Borrower and each Guarantor; and (8) resolutions of the directors, members, managers, or partners of Borrower and Guarantor, as applicable, approving the Original Loan Agreement and related documents.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

5.1 Consideration.  As an inducement to Lender to execute this Agreement and to disburse the proceeds of the Loan, Borrower represents and warrants to Lender that the following statements set forth in this Article 5 are true, correct and complete as of the date hereof and will be true, correct and complete as of the Closing Date.

5.2 Organization, Powers, Good Standing and Subsidiaries.

(a) Organization and Powers.  Each of Borrower and Guarantor is a corporation duly organized and validly existing under the laws of the State of Utah.  Borrower and Guarantor have all requisite power and authority, rights and franchises to own and operate their properties, to carry on their businesses as now conducted and as proposed to be conducted, and to enter into and perform this Agreement and the other Loan Documents.  The address of Borrower’s chief executive office and principal place of business is 2200 West Parkway Blvd., Salt Lake City, Utah 84119.

(b) Good Standing.  Borrower and Guarantor have made all filings and each is in good standing in the State of Utah, and in each other jurisdiction in which the character of the property it owns or the nature of the business it transacts makes such filings necessary or where failure to make such filings would result in a Material Adverse Change.

(c) Organizational Identification Number.  The organizational identification number of Borrower and each Guarantor, as defined and contemplated by the Utah Uniform Commercial Code, is as set forth in the Financing Statement.

(d) Subsidiaries.  Schedule 5.2(d) attached hereto sets forth a complete list of Borrower and each of its Subsidiaries, including the percentage of voting stock in each Subsidiary owned, directly or indirectly, by Borrower.

5.3 Authorization of Loan Documents.

(a) Authorization.  The execution, delivery and performance of the Loan Documents (to which Borrower or Guarantor, respectively, is a party) by (i) Borrower are within Borrower’s corporate powers and have been duly authorized by all necessary action by Borrower and its directors and shareholders; and (ii) Guarantor are within Guarantor’s corporate powers and have been duly authorized by all necessary action by Guarantor and its directors and shareholders.

(b) No Conflict.  The execution, delivery and performance of the Loan Documents by Borrower will not violate (i) the Borrower Operating Documents; (ii) any legal requirement affecting Borrower or any of its properties except where a violation of such requirement would not result in a Material Adverse Change; or (iii) any agreement to which Borrower is bound or to which it is a party, except where a violation of any such agreement would not result in a Material Adverse Change, and will not result in or require the creation (except as provided in or contemplated by this Agreement) of any Lien or Encumbrance upon any of such properties.  The execution, delivery and performance of the Guarantor Loan Documents by Guarantor will not violate (1) any provision of the Guarantor Operating Documents; (2) any legal requirement affecting Guarantor or any of Guarantor’s respective properties except where a violation of such requirement would not result in a Material Adverse Change; or (3) any agreement to which Guarantor is bound or to which Guarantor is a party, except where a violation of any such agreement would not result in a Material Adverse Change, and will not result in or require the creation (except as provided in or contemplated by this Agreement) of any Lien or Encumbrance upon any of such properties.

(c) Governmental and Private Approvals.  All governmental or regulatory orders, consents, permits, authorizations and approvals required for the present use and operation of Borrower’s business and the Collateral have been obtained and are in full force and effect, except where failure to obtain such orders, consents, permits, authorizations or approvals would not result in a Material Adverse Change.  To the knowledge of Borrower, no additional governmental or regulatory actions, filings or registrations with respect to Borrower’s business and the Collateral, and no approvals, authorizations or consents of any trustee or holder of any Indebtedness or obligation of Borrower or Guarantor are required for the due execution, delivery and performance by Borrower or Guarantor of their respective duties and obligations under the Loan Documents or the Guarantor Loan Documents.

(d) Binding Obligations.  This Agreement and the other Loan Documents have been duly executed by Borrower, and are legally valid and binding obligations of Borrower, enforceable against Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Requirements of Laws affecting creditors’ rights generally and by general principles of equity.  The Guarantor Loan Documents have been duly executed by Guarantor, and are the legally valid and binding obligations of Guarantor, enforceable against Guarantor in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Requirements of Laws affecting creditors’ rights generally and by general principles of equity.

5.4 No Material Defaults.  There exists no material violation of or material default by Borrower and, to the knowledge of Borrower, no event has occurred which, upon the giving of notice or the passage of time, or both, would constitute a material default, which in each case, would result in a Material Adverse Change, with respect to the terms of (a) any instrument evidencing or securing any Indebtedness of Borrower or Guarantor, (b) any instrument evidencing or securing any Indebtedness secured by the Collateral, (c) any agreement affecting the Collateral, (d) any license, permit, statute, ordinance, Requirements of Law, judgment, order, writ, injunction, decree, rule, or regulation of any Governmental Authority, or any determination or award of any arbitrator, to which Borrower, Guarantor or the Collateral is a party or may be bound, or (e) any document, instrument, or agreement by which Borrower, or any of its properties, is bound and, with respect to this clause (e), (i) which involves any Loan Document, (ii) which involves the Collateral and is not adequately covered by insurance, (iii) which might materially and adversely affect the ability of Borrower or Guarantor to perform its respective obligations under any of the Loan Documents or any other material document, instrument, or agreement to which it is a party, or (iv) which, subject to the Permitted Exceptions, might adversely affect the first priority of the liens created by this Agreement, the Security Agreement or any of the other Loan Documents.

5.5 Litigation; Adverse Facts.  Except as disclosed on Schedule 5.5 attached hereto, there is no action, suit, investigation, proceeding, or arbitration (whether or not purportedly on behalf of Borrower or Guarantor) at law or in equity or before or by any foreign or domestic court or other governmental entity (a “Legal Action”), pending or, to the knowledge of Borrower, threatened in writing against or affecting the Collateral, Borrower or Guarantor, individually or in the aggregate in excess of $500,000, which would result in any Material Adverse Change.  Neither Borrower nor Guarantor is (a) in violation of any applicable Requirements of Law which violation would result in a Material Adverse Change, (b) subject to, or in default with respect to, any other legal requirement that would result in a Material Adverse Change, or (c) in default with respect to any agreement to which Borrower or Guarantor is a party or to which either is bound where such default would result in a Material Adverse Change.  There is no Legal Action pending or, to the knowledge of Borrower or Guarantor, threatened in writing against or affecting Borrower or Guarantor questioning the validity or the enforceability of this Agreement or any of the other Loan Documents.

5.6 Title to Properties; Liens.  Each of Borrower and Guarantor has good, sufficient, and legal title to the Collateral and all other properties and assets reflected in its most recent balance sheet delivered to Lender, except (a) for assets disposed of in the ordinary course of business since the date of such balance sheet, (b) for Permitted Exceptions and (c) where failure to have such title would not result in a Material Adverse Change.  Borrower and/or Guarantor, as applicable, is the sole owner of the Collateral, and the Collateral is free from any adverse Lien or Encumbrance, security interest, or encumbrance of any kind whatsoever, excepting only Liens or Encumbrances and security interests in favor of Lender or Collateral Agent, Permitted Exceptions and other matters which have been approved in writing by Lender in its sole and absolute discretion.  All Liens and Encumbrances against Borrower or Guarantor in effect on the Closing Date (and which are included as Permitted Exceptions under clause (e) of the definition of Permitted Exceptions) are set forth on Schedule 5.6 attached hereto.

5.7 Disclosure.  To the knowledge of Borrower, there is no fact that would result in a Material Adverse Change which has not been disclosed in this Agreement or in other documents, certificates, and written statements furnished to Lender in connection herewith.

5.8 Payment of Taxes.  All tax returns and reports of Borrower and Guarantor which are required to be filed by Borrower or Guarantor have been timely filed, and all taxes, assessments, fees, and other governmental charges upon Borrower or Guarantor, and upon their respective properties, assets, income, and franchises which are due and payable have been paid when due and payable, except, in each case, where failure to do so would not result in a Material Adverse Change.  Borrower knows of no proposed tax assessment against it that would result in a Material Adverse Change, and neither Borrower nor Guarantor has contracted with any government entity in connection with such taxes.  To the knowledge of Borrower, all tax returns and reports of Guarantor required to be filed have been timely filed, and all taxes, assessments, fees, and other governmental charges upon Guarantor and upon its properties, assets, income, and franchises which are due and payable have been paid when due and payable, except, in each case, where failure to do so would not result in a Material Adverse Change.

5.9 Securities Activities.  Neither Borrower nor Guarantor is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock (as defined within Regulations G, T, and U of the Board of Governors of the Federal Reserve System), and not more than twenty-five percent (25.0%) of the value of Borrower’s and/or Guarantor’s assets consists of such margin stock.  No part of the Loan will be used to purchase or carry any margin stock or to extend credit to others for that purpose or for any other purpose that violates the provisions of Regulations U or X of said Board of Governors.  No portion of any Advance or of Loan proceeds shall be used directly or indirectly to purchase ineligible securities, as defined by applicable regulations of the Federal Reserve Board, underwritten by any affiliate of J.P. Morgan Chase & Co. during the underwriting period and for thirty (30) days thereafter.

5.10 Government Regulations.  Neither Borrower nor Guarantor is subject to regulation under the Investment Company Act of 1940, the Federal Power Act, the Public Utility Holding Company Act of 1935,  or any other federal or state statute or regulation limiting its ability in incur Indebtedness for money borrowed.

5.11 Rights to Property Agreements, Permits, and Licenses.  Borrower and/or Guarantor is the true owner of all rights in and to all existing agreements, permits, and licenses relating to the Collateral, and will be the true owner of all rights in and to all future agreements, permits, and licenses relating to the Collateral, except, in each case, where failure to be such an owner would not result in a Material Adverse Change. Borrower’s and/or Guarantor’s interest in all such agreements, permits, and licenses is not subject to any present claim (other than the Permitted Exceptions, under the Loan Documents or as otherwise approved by Lender in its sole and absolute discretion), set-off, or deduction, other than in the ordinary course of business, which would result in a Material Adverse Change.

5.12 Compliance with Laws.  Borrower’s and Guarantor’s business does, and shall at all times, comply fully with all applicable Requirements of Law, except, in each case, where failure to comply would not result in a Material Adverse Change.  The Collateral, and the uses to which the Collateral are and will be put, shall at all times comply fully with all applicable Requirements of Laws, except, in each case, where failure to comply would not result in a Material Adverse Change.

5.13 Financial Condition.  The financial statements and all financial data previously delivered to Lender in connection with the Loan or relating to Borrower or Guarantor are true, correct, and complete in all material respects.  Such financial statements comply with the requirements of this Agreement and fairly present the financial position of the parties who are the subject thereof as of the date thereof.  No Material Adverse Change has occurred and, except for this Loan and the Permitted Exceptions, no borrowings have been made by Borrower or Guarantor since the date thereof which are secured by, or might give rise to, a Lien or Encumbrance, security interest, or claim against the Collateral or the proceeds of the Loan or the Other Loans.

5.14 Personal Property.  Borrower and/or Guarantor is now, and shall continue to be, the sole owner of all personal property which constitutes a portion of the Collateral free from any adverse lien, security interest, or adverse claim of any kind whatsoever, except (a) Permitted Exceptions, (b) liens and security interests in favor of Lender or Collateral Agent, and (c) other matters which have been approved in writing by Lender in its sole and absolute discretion.

5.15 Other Loan Documents.  Each of the representations and warranties of Borrower or Guarantor contained in any of the other Loan Documents, the Guarantor Loan Documents or the agreements, guaranties, documents, or instruments now or hereafter evidencing, guarantying or securing the Indebtedness of Borrower or Guarantor under the Other Loans, as such agreements, guaranties, documents, and instruments may be amended, modified, extended, renewed, or supplemented from time to time, is true and correct in all material respects.  All of such representations and warranties are incorporated herein for the benefit of Lender.

5.16 Contracts; Labor Matters.  Except as disclosed to Lender in writing (a) neither Borrower nor Guarantor is subject to any charge, corporate restriction, judgment, decree or order, which would result in a Material Adverse Change; (b) no labor contract to which Borrower or Guarantor is a party or is otherwise subject is scheduled to expire prior to the Maturity Date except to the extent that such expiration would not result in a Material Adverse Change; (c) neither Borrower nor Guarantor has, within the two-year period preceding the date of this Agreement, taken any action which would have constituted or resulted in a “plant closing” or “mass layoff” within the meaning of the Federal Worker Adjustment and Retraining Notification Act of 1988 or any similar applicable federal, state or local Requirements of Law, and on the date hereof Borrower and Guarantor have no reasonable expectation that any such action is or will be required at any time prior to the initial Maturity Date; and (d) on the date of this Agreement (i) neither Borrower nor Guarantor is a party to any material labor dispute and (ii) there are no strikes or walkouts relating to any labor contracts to which Borrower or Guarantor is a party or is otherwise subject.

5.17 ERISA.  Each of Borrower and Guarantor is in compliance with ERISA in all material respects.  No Reportable Event or Prohibited Transaction (as defined in ERISA) or termination of any Pension Plan has occurred and no written notice of termination has been filed with respect to any Pension Plan published or maintained by Borrower or Guarantor that is subject to ERISA.  Neither Borrower nor Guarantor has incurred any material funding deficiency within the meaning of ERISA or any material liability to the PBGC in connection with any such plan established or maintained by Borrower or Guarantor.  Neither Borrower nor Guarantor is a party to any Multiemployer Plan.

5.18 Pension and Welfare Plans.  Each Pension Plan of Borrower or Guarantor complies in all material respects with all applicable statutes and governmental rules and regulations; no Reportable Event has occurred and is continuing with respect to any Pension Plan; neither Borrower nor Guarantor nor any ERISA Affiliate has withdrawn from any Multiemployer Plan in a “complete withdrawal” or a “partial withdrawal” as defined in Sections 4203 or 4205 of ERISA, respectively; no steps have been instituted by Borrower or Guarantor to terminate any Pension Plan; no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien or Encumbrance under Section 302(f) of ERISA; no condition exists or event or transaction has occurred in connection with any Pension Plan or Multiemployer Plan which could reasonably be expected to result in the incurrence by Borrower or Guarantor or any ERISA Affiliate of any material liability, fine or penalty; and neither Borrower nor Guarantor nor any ERISA Affiliate is a

“contributing sponsor” as defined in Section 4001(a)(13) of ERISA of a “single-employer plan” as defined in Section 4001(a)(15) of ERISA which has two or more contributing sponsors at least two of whom are not under common control.  Neither Borrower nor Guarantor has any contingent liability with respect to any Welfare Plan which covers retired or terminated employees and their beneficiaries.

5.19 Occupational Safety and Health Matters.  Except as disclosed to Lender in writing, Borrower and each property, operation and facility that Borrower may own, operate or control (a) complies in all respects with all applicable Occupational Safety and Health Laws, except to the extent the noncompliance would not result in a Material Adverse Change; (b) is not subject to any judicial or administrative proceeding alleging the violation of any Occupational Safety and Health Law; (c) has not received any written notice (i) that it may be in violation of any Occupational Safety and Health Law, (ii) threatening the commencement of any proceeding relating to allegedly unlawful, unsafe or unhealthy conditions, or (iii) alleging that it is or may be responsible for any response, cleanup, or corrective action, including but not limited to any remedial investigation/feasibility studies, under any Occupational Safety and Health Law; (d) to Borrower’s knowledge, is not the subject of federal or state investigation evaluating whether any investigation, remedial action or other response is needed to respond to any allegedly unsafe or unhealthful condition; (e) has not filed any notice under or relating to any Occupational Safety and Health Law indicating or reporting any potentially unsafe or unhealthful condition, and there exists no basis for such notice irrespective of whether or not such notice was actually filed; and (f) has no contingent liability in connection with any unsafe or unhealthful condition.

ARTICLE 6

COVENANTS OF BORROWER

6.1 Consideration.  As an inducement to Lender to execute this Agreement and to make Advances hereunder, Borrower hereby covenants as set forth in this Article 6, which covenants shall remain in effect so long as the Note shall remain unpaid, unless otherwise waived by Lender in its sole and absolute discretion.

6.2 No Encumbrances.  Neither Borrower nor Guarantor will permit any Lien or Encumbrance to be made or filed against the Collateral, or any portion thereof, except for Permitted Exceptions, or permit any receiver, trustee, or assignee for the benefit of creditors to be appointed to take possession of the Collateral or any portion thereof.

6.3 Compliance with Laws.  Borrower will comply and, to the extent Borrower is able, will cause Guarantor to comply with all Requirements of Laws and requirements of all Governmental Authorities having jurisdiction over Borrower, Guarantor or the Collateral, except to the extent that noncompliance would not result in a Material Adverse Change.

6.4 Lender Inspections.  Upon reasonable prior notice, throughout the term of the Loan and during normal business hours, Borrower shall permit Lender and Lender’s representatives, inspectors, and consultants to enter upon the premises where any Collateral may be located and inspect the Collateral, to audit, examine, and copy all contracts, records (including, but not limited to, financial and accounting records pertaining to the Loan or the Collateral) which are kept at such premises or at Borrower’s offices, and to discuss the affairs, finances, and accounts of Borrower with representatives of Borrower and, to the extent Borrower is able, will cause others to provide access to Lender and Lender’s representatives, inspectors, and consultants to audit, examine, and copy all contracts, books, documents and records.

6.5 Intentionally Omitted.

6.6 Ownership of Collateral.  Borrower and/or Guarantor is and will be the sole owner of the Collateral (except as described in Section 5.6), whether acquired before or after the Closing Date, free from any adverse Lien or Encumbrance, security interest, or adverse claim of any kind whatsoever, except for

Permitted Exceptions, security interests and Liens or Encumbrances in favor of the interest of a lessor pursuant to a lease of personal property approved by Lender and the Liens or Encumbrances and security interests approved by Lender pursuant to the Loan Documents.

6.7 Information and Statements.  Borrower shall deliver to Lender the following:

(a) Annual Financial Statements.  Within one hundred twenty (120) days of the end of its fiscal year, the complete consolidated financial statements of the Consolidated Entities, which shall consist of a balance sheet, statements of income, cash flow and retained earnings, and a schedule of contingent liabilities as of the end of such annual period, such financial statements to be audited by an independent certified public accountant of recognized standing acceptable to Lender in its reasonable discretion.  Lender consents to the engagement of KPMG.

(b) Quarterly Financial Statements.  Within sixty (60) days of the end of each fiscal quarter (other than the final quarter of a fiscal year), the complete consolidated financial statements of the Consolidated Entities which shall consist of a balance sheet, statements of income, cash flow and retained earnings, and a schedule of contingent liabilities as of the end of each such quarterly period, such financial statements to be certified as true and correct by the president or chief financial officer of Borrower.

(c) Other Information.  As soon as reasonably practicable, but in any event within thirty (30) days after a request therefor, such information concerning Borrower, Guarantor, any Subsidiaries thereof and the assets, business, financial condition, operations, property, prospects, and results of operations of Borrower, Guarantor and any other Subsidiaries thereof as Lender reasonably requests from time to time.

(d) Covenant Compliance Information.  Notwithstanding anything in this Agreement to the contrary, Borrower will be required to timely deliver, as soon as reasonably practicable, but in any event within fifteen (15) days after a request therefor from Lender, such financial information as may be necessary to promptly and accurately calculate any financial ratio or covenant required under this Agreement, even if such information is not specifically enumerated herein.  Any review of any Borrower-prepared financial statements used to test any financial ratio or covenant will not waive Lender’s rights to require further review or audit of such information or any rights if such further review or audit indicates financial information contrary to Borrower-prepared financial statements.  Borrower agrees to deliver to Lender a Covenant Compliance Certificate at the same time as the delivery of the financial statements required pursuant to Sections 6.7(a) and (b).

(e) Intentionally Omitted.

6.8 Financial Covenants.  The Consolidated Entities shall not:

(a) Funded Debt to EBITDAR Ratio.  Permit its ratio of (A) total liabilities, plus the net present value of payments under operating leases at a discount rate of seven percent (7%), but excluding (1) accounts arising from the purchase of goods and services in the ordinary course of business, (2) accrued expenses or losses, and (3) deferred revenues or gains, to (B) net income, plus amortization expense, depreciation expense, interest expense, income tax expense, and rents and operating lease payments, less extraordinary gains and losses (collectively, “EBITDAR”), for the twelve (12) month period then ending, to be greater than 3.00 to 1.00 as of the end of each fiscal quarter of Borrower.

(b) Fixed Charge Coverage Ratio.  Permit its ratio of (A) net income before income tax expense, plus amortization expense, depreciation expense, interest expense, rent and operating lease payments, minus any distributions or dividends, for the twelve (12) month period then ending, to (B)

prior period current maturities of long term debt and capital leases, interest expense, cash taxes paid, rent and operating lease payments, for the same such period, to be less than 1.50 to 1.00 as of the end of each fiscal quarter of Borrower.

(c) Capital Expenditures.  Make Capital Expenditures, exclusive of curriculum development costs, in excess of $8,000,000.00 for each fiscal year of Borrower.

(d) Minimum Net Worth.  Permit its Net Worth to be less than SIXTY-SEVEN MILLION AND NO/100 DOLLARS ($67,000,000.00).  As used in this Section 6.8(d), the term “Net Worth” means the Consolidated Entities’ total assets less total liabilities, in each case as determined in accordance with GAAP.

Such covenant or any computations required to determine or test compliance with such covenant may be made by Lender at any time or times and in its sole and absolute discretion based on information available to Lender.

6.9 Representations and Warranties.  Until repayment of the Note and all other obligations secured by the Security Agreement, the representations and warranties of Article 5 shall remain true and complete in all material respects.

6.10 Trade Names.  Borrower and Guarantor shall promptly notify Lender in writing of any change in the legal, trade, or fictitious business names used by Borrower or Guarantor, or a change in the state of formation of Borrower or Guarantor, and shall, upon Lender’s request, authorize the preparation and filing of any additional financing statements and/or execute or cause to be executed any other certificates or documents necessary to reflect the change in legal, trade, or fictitious business names, or a change in state of formation.

6.11 Intentionally Omitted.

6.12 Notice of Litigation, Material Adverse Change or Event of Default.  Borrower will give, or cause to be given, prompt written notice to Lender of (a) any action or proceeding which is instituted by or against Borrower or Guarantor in any federal or state court, or before any commission or other regulatory body, federal, state or local, foreign or domestic, or any such proceedings which are threatened in writing against Borrower or Guarantor which, if adversely determined, would result in a Material Adverse Change, (b) any other action, event, or condition of any nature which would result in a Material Adverse Change, and (c) any actions, proceedings, or written notices adversely affecting the Collateral, or Lender’s or Collateral Agent’s interest therein, except to the extent any such action, proceeding or notice would not result in a Material Adverse Change, and (d) the occurrence of an Event of Default.

6.13 Intentionally Omitted.

6.14 Maintenance of Business.  Borrower and Guarantor shall maintain and preserve all rights and franchises material to their respective businesses.

6.15 Material Agreements.  Unless such actions would not result in a Material Adverse Change, Borrower shall not make, consent to, or permit any alteration, amendment, modification, release, waiver or termination of any material agreement to which it is a party without the prior written consent of Lender, which consent will not be unreasonably withheld or delayed.

6.16 Right of Entry.  Lender shall have the right, upon reasonable prior notice, to enter upon any portion of the premises where any Collateral may be located to verify compliance with the Loan Documents.

6.17 Transfer of Assets.  Unless such action would result in a Material Adverse Change (without taking into consideration subsections (iii) and (iv) of the definition of Material Adverse Change), Borrower and Guarantor may sell, convey, transfer, assign or dispose of any properties or assets, or any right, title or interest therein, or any part thereof, or enter into any lease covering all or any portion thereof or an undivided interest therein, either voluntarily, involuntarily, or otherwise; provided, however, that neither Borrower nor Guarantor shall sell, transfer, lease, or otherwise dispose of all or any substantial part of the assets, business, operations, or property of Borrower or Guarantor, other than such a sale, transfer, lease or disposition to Borrower or another Guarantor.

6.18 Dividends and Other Distributions.  The Consolidated Entities may directly or indirectly declare or pay dividends to its shareholders, members, partners or others on or on account of any shares, membership interests, partnership interests or other securities of any of the Consolidated Entities, so long as no Event of Default has occurred and is continuing or would occur as a result of such declaration or payment.

6.19 Change of Control.  Without the prior written consent of Lender, which consent will not be unreasonably withheld or delayed, Borrower and Guarantor shall not cause, permit or suffer any Change of Control to occur.

6.20 Loans, Investments, Guaranties, Subordinations.  From and after the date hereof, unless an Event of Default has occurred and is continuing or would occur as a result of such action, and provided that at any time the amounts involved do not exceed $1,000,000 in any individual case or $5,000,000 in the aggregate, the Consolidated Entities may, directly or indirectly (a) make loans or advances to other Persons, (b) purchase or otherwise acquire capital stock or other securities of other Persons, limited liability company interests or partnership interests in other Persons, or warrants or other options or rights to acquire capital stock or securities of other Persons or limited liability company interests or partnership interests in other Persons, (c) make capital contributions to other Persons, (d) otherwise invest in or acquire interests in other Persons, (e) guaranty or otherwise become obligated in respect of Indebtedness of other Persons, (f) subordinate claims against, or obligations of other Persons to, the Consolidated Entities to any other indebtedness of such Person, or (g) incur Indebtedness; provided, however, that, for the avoidance of doubt, (1) if an Event of Default has occurred and is continuing or would occur as a result of the taking of any of the foregoing actions, or if the amounts involved exceed the caps specified in this Section, the Consolidated Entities may not do or take any of the actions listed in this Section without the prior written consent of Lender and (2) the line of credit in the maximum principal amount of £100,000.00 incurred by Franklin Covey Europe, Ltd. incurred prior to and outstanding as of the Closing Date (and any refinance thereof up to such amount) shall not be subject to the caps specified in this Section.  Notwithstanding the foregoing, the prior written consent of Lender shall not be required for intercompany transactions between or among the Consolidated Entities.

6.21 Acquisition of All or Substantially All Assets.  Unless an Event of Default has occurred and is continuing or would occur as a result of such action, and provided that the amounts involved do not exceed $1,000,000 in any individual case or $5,000,000 in the aggregate, Borrower and Guarantor may, directly or indirectly, acquire by purchase, lease, or otherwise all or substantially all of the assets of any other Person; provided, however, that, for the avoidance of doubt, (1) if an Event of Default has occurred and is continuing or would occur as a result of the taking of any of the foregoing actions, or if the amounts involved exceed the caps specified in this Section, Borrower or Guarantor may not do or take any of the actions listed in this Section without the prior written consent of Lender and (2) the amounts of any transactions entered into by any of the Consolidated Entities within sixty (60) days prior to the Closing Date shall be subject to the caps specified in this Section.

6.22 Government Regulation.  Borrower shall not (a) be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Lender from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower, or (b) fail to provide documentary and other evidence of Borrower’s identity as may be requested by Lender at any time to enable Lender to verify

Borrower’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

6.23 Intentionally Omitted.

6.24 Intentionally Omitted.

6.25 Additional Guarantors.  Upon the formation of any domestic Subsidiary of Borrower, Borrower shall cause such Subsidiary to be added as a Guarantor under the Guaranty.

ARTICLE 7

EVENTS OF DEFAULT AND REMEDIES

7.1 Events of Default.  The occurrence of any one or more of the following shall constitute an Event of Default under this Agreement:

(a) Failure by Borrower or Guarantor to pay any monetary amount within ten (10) days of the date when due under any Loan Document.

(b) Failure by Borrower or Guarantor to perform or comply with the provisions of Sections 6.2, 6.6, 6.7, 6.8, 6.10, 6.17, 6.18, 6.19, 6.20, or 6.21.

(c) Except as otherwise provided in this Section 7.1, any failure by Borrower or Guarantor to perform any obligation not involving the payment of money, or to comply with any other term or condition applicable to Borrower or Guarantor under any Loan Document and the expiration of thirty (30) days after written notice of such failure by Lender to Borrower or Guarantor.

(d) The occurrence of a Material Adverse Change.

(e) Any representation or warranty by Borrower or Guarantor in any Loan Document is materially false, incorrect, or misleading as of the date made.

(f) Borrower or Guarantor (i) is unable or admits in writing Borrower’s or Guarantor’s inability to pay Borrower’s or Guarantor’s monetary obligations as they become due, (ii) fails to pay when due any monetary obligation, whether such obligation be direct or contingent, to any person in excess of $1,000,000, unless such obligation is being contested in good faith by Borrower or Guarantor, as determined by Lender in its reasonable discretion, (iii) makes a general assignment for the benefit of creditors, or (iv) applies for, consents to, or acquiesces in, the appointment of a trustee, receiver, or other custodian for Borrower or Guarantor or the property of Borrower or Guarantor or any part thereof, or in the absence of such application, consent, or acquiescence, a trustee, receiver, or other custodian is appointed for Borrower or Guarantor or the property of Borrower or Guarantor or any part thereof, and such appointment is not discharged within sixty (60) days.

(g) Commencement of any case under the Bankruptcy Code, Title 11 of the United State Code, or commencement of any other bankruptcy arrangement, reorganization, receivership, custodianship, or similar proceeding under any federal, state, or foreign Requirements of Law by or against Borrower or Guarantor and with respect to any such case or proceeding that is involuntary, and such case or proceeding is not dismissed with prejudice within sixty (60) days of the filing thereof.

(h) A final judgment or decree for monetary damages or a monetary fine or penalty (not subject to appeal or as to which the time for appeal has expired) is entered against Borrower or Guarantor by any Government Authority, which together with the aggregate amount of all other such judgments or decrees against Borrower or Guarantor that remain unpaid or that have not been discharged or stayed and are not covered by insurance, exceeds $250,000, and such judgment or decree is not paid and discharged or stayed or appealed within thirty (30) days after the entry thereof.

(i) The dissolution of Borrower or Guarantor or the commencement of any action or proceeding which seeks as one of its remedies the dissolution of Borrower or Guarantor.

(j) All or any material part of the Collateral of Borrower or Guarantor is attached, levied upon, or otherwise seized by legal process, and such attachment, levy, or seizure is not quashed, stayed, or released within twenty (20) days of the date thereof.

(k) The occurrence of any Transfer, unless Lender delivers to Borrower its prior written consent to such Transfer.

(l) Guarantor shall take any action to repudiate its Guaranty, or the Guaranty shall otherwise cease to be in full force and effect.

(m) The occurrence of any default and the failure to cure such default during applicable cure periods, if any, or an Event of Default, as such term is defined in any other Loan Document.

(n) Any failure, breach or default under the Other Loans, it being the intention and agreement of Lender and Borrower to cross-default the Loan and the Other Loans.

(o) The occurrence or existence of any default, event of default or other similar condition or event (however described) with respect to a Swap Agreement.

7.2 Remedies.

(a) Notwithstanding any provision to the contrary herein or in any of the other Loan Documents, upon the happening, and during the continuance, of any Event of Default under this Agreement, Lender’s obligation to make Advances or to issue Letters of Credit shall abate and Lender shall, at its option, have the remedies provided herein and in any other Loan Document, including, without limitation, the option to declare all outstanding indebtedness to be immediately due and payable without presentment, demand, protest or notice of any kind, and the following remedies:  (i) Lender may, at its option, apply any of Borrower’s or Guarantor’s funds in its possession to the outstanding indebtedness under the Note whether or not such indebtedness is then due; (ii) Lender or Collateral Agent may exercise all rights and remedies available to them under any or all of the Loan Documents; and (iii) Lender shall have the right to perform Borrower’s obligations under this Agreement.  All sums expended by Lender or Collateral Agent for such purposes shall be deemed to have been disbursed to and borrowed by Borrower and evidenced by the Note and secured by the Security Agreement.

(b) Borrower hereby constitutes and appoints Lender, or an independent contractor selected by Lender, during the continuance of an Event of Default, as its true and lawful attorney-in-fact with full power of substitution for the purposes of performance of Borrower’s obligations under this Agreement in the name of Borrower.  It is understood and agreed that the foregoing power of attorney shall be deemed to be a power coupled with an interest which cannot be revoked until repayment of the Loan.

(c) In addition to any other rights and remedies of Lender, if an Event of Default exists and is continuing, Lender is authorized at any time and from time to time during the continuance of the Event of Default, without prior notice to Borrower (any such notice being waived by Borrower to the fullest extent permitted by law) to set-off and apply any and all deposits or deposit accounts

(general or special, time or demand, provisional or final) at any time held by Lender to or for the credit or the account of Borrower against any and all obligations of Borrower under the Loan Documents, now or hereafter existing, irrespective of whether or not Lender shall have made demand under this Agreement or any other Loan Document and although such amounts owed may be contingent or unmatured.  If Lender exercises such setoff right, Lender exercising such right agrees promptly to notify Borrower after any such setoff and application made by Lender; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application.

ARTICLE 8

MISCELLANEOUS

8.1 Assignment.  Borrower shall not assign any of its rights under this Agreement.

8.2 Notices.  All notices, requests, demands and consents to be made hereunder to the parties hereto shall be in writing and shall be delivered by hand or sent by registered mail or certified mail, postage prepaid, return receipt requested (except for any notice address which is a post office box, in which case notice may be given by first class mail), through the United States Postal Service to the addresses shown below, or such other address which the parties may provide to one another in accordance herewith.  Such notices, requests, demands and consents, if sent by mail, shall be deemed given two (2) Business Days after deposit in the United States mail, and if delivered by hand, shall be deemed given when delivered.

To Lender
or Collateral Agent:	JPMorgan Chase Bank, N.A. 201 South Main Street, Suite 300 Salt Lake City, Utah 84111 Attn: Paul Sommer
with a copy to:	Holland & Hart LLP 222 South Main Street, Suite 2200 Salt Lake City, Utah 84101 Attn: Scott R. Irwin, Esq.
To Borrower:	Franklin Covey Co. 2200 West Parkway Blvd. Salt Lake City, Utah 84119 Attn: Stephen D. Young
with a copy to:	Dorsey & Whitney LLP 136 South Main Street, Suite 1000 Salt Lake City, Utah 84101 Attn: Nolan S. Taylor, Esq.

8.3 Intentionally Omitted.

8.4 Inconsistencies with the Loan Documents.  In the event of any inconsistencies between the terms of this Agreement and any terms of any of the Loan Documents, the terms of this Agreement shall govern and prevail.

8.5 No Waiver.  No waiver by Lender of any Event of Default or conditions or covenants contained herein (including, without limitation, with respect to the making of Advances) shall extend to any subsequent or other Event of Default or conditions or covenants contained herein or impair any consequence of such subsequent Event of Default or conditions or covenants contained herein.

8.6 Lender Approval of Instruments and Parties.  All proceedings taken in accordance with transactions provided for herein, and all surveys, appraisals, and documents required or contemplated by this Agreement and the persons responsible for the execution and preparation thereof shall be satisfactory to and subject to approval by Lender.  Lender’s counsel shall be provided with copies of all documents which they may reasonably request in connection with the Agreement.

8.7 Lender Determination of Facts.  Lender shall at all times be free to establish independently, to its satisfaction, the existence or nonexistence of any fact or facts, the existence or nonexistence of which is a condition of this Agreement.

8.8 Incorporation of Preamble, Recitals and Exhibits.  The preamble, recitals, and exhibits hereto are hereby incorporated into this Agreement.  Each of Borrower and Guarantor hereto acknowledges the accuracy of the recitals.

8.9 Payment of Expenses.  Borrower shall pay or cause to be paid all taxes and assessments and all expenses, charges, costs, and fees provided for in this Agreement or relating to the Loan or the Collateral, including, without limitation, any fees incurred for recording or filing any of the Loan Documents, fees of any consultants, reasonable fees and expenses of Lender’s or Collateral Agent’s counsel in negotiating, documenting, administering and enforcing the Loan, whether prior to or after the Closing Date, documentation and processing fees, printing, photostating and duplicating expenses, air freight charges, escrow fees, costs of inspections of the Collateral, and premiums of hazard insurance policies and surety bonds.  Borrower hereby authorizes Lender to disburse the proceeds of the Loan to pay such expenses, charges, costs, and fees notwithstanding that Borrower may not have requested a disbursement of such amount.  Lender may make such disbursements notwithstanding the fact that the Loan is not “in balance” or that Borrower is in default under the terms of this Agreement or any other Loan Document.  Such disbursement shall be added to the outstanding principal balance of the Note.  The authorization hereby granted shall be irrevocable, and no further direction or authorization from Borrower shall be necessary for Lender to make such disbursements.  However, the provision of this Section 8.9 shall not prevent Borrower from paying such expense, charges, costs, and fees from its own funds.  All such expenses, charges, costs, and fees shall be Borrower’s obligation regardless of whether or not Borrower has requested and met the conditions for an Advance.  The obligations on the part of Borrower under this Section 8.9 shall survive the closing of the Loan and the repayment thereof.  Borrower hereby authorizes Lender, in its sole and absolute discretion, to pay such expenses, charges, costs, and fees at any time by a disbursement of the Loan.

8.10 Disclaimer by Lender.  Lender shall not be liable to any contractor, subcontractor, supplier, laborer, architect, engineer, or any other party for services performed or materials supplied in connection with the Collateral.  Neither Lender nor Collateral Agent shall be liable for any debts or claims accruing in favor of any such parties against Borrower or others or against the Collateral.  Borrower is not and shall not be an agent of Lender or Collateral Agent for any purpose.  Neither Lender nor Collateral Agent is a joint venture partner with Borrower in any manner whatsoever.  Prior to default by Borrower under this Agreement and the exercise of remedies granted herein, neither Lender nor Collateral Agent shall be deemed to be in privity of contract with any contractor or provider of services to the Collateral, nor shall any payment of funds directly to a contractor, subcontractor, or provider of services be deemed to create any third party beneficiary status or recognition of same by Lender or Collateral Agent.  Approvals granted by Lender for any matters covered under this Agreement shall be narrowly construed to cover only the parties and facts identified in any written approval or, if not in writing, such approvals shall be solely for the benefit of Borrower.

8.11 Indemnification.  TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER AGREES TO PROTECT, INDEMNIFY, DEFEND AND SAVE HARMLESS LENDER OR COLLATERAL AGENT, THEIR DIRECTORS, OFFICERS, AGENTS, ATTORNEYS, AND EMPLOYEES FOR, FROM, AND AGAINST ANY AND ALL LIABILITY, EXPENSE, OR DAMAGE OF ANY KIND OR NATURE AND FOR, FROM, AND AGAINST ANY SUITS, CLAIMS, OR DEMANDS, INCLUDING REASONABLE ATTORNEY’S FEES AND EXPENSES ON ACCOUNT OF ANY MATTER OR THING

OR ACTION, WHETHER IN SUIT OR NOT, ARISING OUT OF THIS AGREEMENT, OR IN CONNECTION HEREWITH, EXCLUDING HOWEVER, ANY MATTERS ARISING OUT OF AN INDEMNIFIED PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OR ANY MATTERS ARISING AFTER EITHER OF LENDER OR COLLATERAL AGENT HAS TAKEN TITLE TO OR POSSESSION OF THE COLLATERAL.  Upon receiving knowledge of any suit, claim, or demand asserted by a third party that Lender or Collateral Agent believes is covered by this indemnity, Lender or Collateral Agent, as the case may be, shall give Borrower notice of the matter and an opportunity to defend it, at Borrower’s sole cost and expense, with legal counsel satisfactory to Lender or Collateral Agent, as the case may be.  Lender or Collateral Agent, as the case may be, may also require Borrower to so defend the matter.  The obligations on the part of Borrower under this Section 8.11 shall survive the closing of the Loan and the repayment thereof.

8.12 Titles and Headings.  The headings at the beginning of each section of this Agreement are solely for convenience and are not part of this Agreement.  Unless otherwise indicated, each reference in this Agreement to a section or an exhibit is a reference to the respective section herein or exhibit hereto.

8.13 Number and Gender.  In this Agreement the singular shall include the plural and the masculine shall include the feminine and neuter gender and vice versa, if the context so requires.

8.14 Brokers.  Borrower and Lender represent to each other that neither of them knows of any brokerage commissions or finders’ fee due or claimed with respect to the transaction contemplated hereby.  Borrower and Lender shall indemnify and hold harmless the other party for, from and against any and all loss, damage, liability, or expense, including costs and reasonable attorney fees, which such other party may incur or sustain by reason of or in connection with any misrepresentation by the indemnifying party with respect to the foregoing.

8.15 Change, Discharge, Termination, or Waiver.  No provision of this Agreement may be changed, discharged, terminated, or waived except in writing signed by the party against whom enforcement of the change, discharge, termination, or waiver is sought.  No failure on the part of Lender to exercise, and no delay by Lender in exercising, any right or remedy under the Loan Documents or under the law shall operate as a waiver thereof.

8.16 Choice of Law.  THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF UTAH WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES.  THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY BE TRIED AND LITIGATED IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF SALT LAKE, STATE OF UTAH OR, IN ANY OTHER COURT IN WHICH A PARTY SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY.  EACH OF BORROWER AND LENDER WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ANY STATE OR FEDERAL COURT LOCATED IN THE COUNTY OF SALT LAKE, STATE OF UTAH.

8.17 Disbursements in Excess of Loan Amount.  In the event the total disbursements by Lender exceed the amount of the Loan, to the extent permitted by the laws of the State of Utah, the total of all disbursements shall be secured by the Collateral.  All other sums expended by Lender pursuant to this Agreement or any other Loan Documents shall be deemed to have been paid to Borrower and shall be secured by, among other things, the Collateral.

8.18 Participations; Assignments.  Lender shall have the right at any time to sell, assign, transfer, negotiate, or grant participations in all or any part of the Loan or the Note to one or more participants.  Borrower hereby acknowledges and agrees that any such disposition will give rise to a direct obligation of Borrower to each such participant.  Lender may at any time, without the consent of Borrower, assign all or any portion of its rights under this Agreement and the Note to a Federal Reserve Bank.  Borrower shall have the right, without any obligation to pay the Early Termination Fee, to terminate the Revolving Loan prior to the Revolving Loan Maturity Date within ninety (90) days after receiving written notice from Lender that it intends to assign or grant participations in the Revolving Loan, provided that Borrower otherwise complies with the requirements of Section 2.6(c) hereof.

8.19 Counterparts.  This Agreement may be executed in any number of counterparts each of which shall be deemed an original, but all such counterparts together shall constitute but one agreement.  Borrower and Lender agree and acknowledge that facsimile or electronic mail signature pages will be acceptable and shall be conclusive evidence of execution of any Loan Document, resolution or other agreement relating to the Loan.

8.20 Time is of the Essence.  Time is of the essence of this Agreement.

8.21 Attorneys’ Fees.  Borrower agrees to pay all costs of administration, enforcement and collection and preparation for any Event of Default or any action taken by Lender or Collateral Agent (including, without limitation, reasonable attorney’s fees), whether or not any action or proceeding is brought (including, without limitation, all such costs incurred in connection with any bankruptcy, receivership, or other court proceedings (whether at the trial or appellate level)), together with interest thereon from the date of demand at the Default Interest Rate.

8.22 Jury Waiver.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

8.23 Waiver of Special Damages. TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWER SHALL NOT ASSERT, AND HEREBY WAIVES, ANY CLAIM AGAINST LENDER, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE TRANSACTIONS, THE LOAN OR THE USE OF THE PROCEEDS THEREOF.

8.24 MISCELLANEOUS WAIVERS.  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER HEREBY WAIVES ANY AND ALL RIGHTS TO REQUIRE MARSHALLING OF ASSETS BY LENDER.  WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDINGS RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS (EACH, A “PROCEEDING”), BORROWER IRREVOCABLY (A) SUBMITS TO THE JURISDICTION OF THE STATE AND FEDERAL COURTS HAVING JURISDICTION IN THE CITY OF SALT LAKE, COUNTY OF SALT LAKE AND STATE OF UTAH, AND (B) WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY PROCEEDING BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT ANY PROCEEDING HAS BEEN BROUGHT IN AN

INCONVENIENT FORUM AND FURTHER WAIVES THE RIGHT TO OBJECT, WITH RESPECT TO SUCH PROCEEDING, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PARTY.  NOTHING IN THIS AGREEMENT SHALL PRECLUDE LENDER FROM BRINGING A PROCEEDING IN ANY OTHER JURISDICTION NOR WILL THE BRINGING OF A PROCEEDING IN ANY ONE OR MORE JURISDICTIONS PRECLUDE THE BRINGING OF A PROCEEDING IN ANY OTHER JURISDICTION.  BORROWER FURTHER AGREES AND CONSENTS THAT, IN ADDITION TO ANY METHODS OF SERVICE OF PROCESS PROVIDED FOR UNDER APPLICABLE LAW, ALL SERVICE OF PROCESS IN ANY PROCEEDING IN ANY UTAH STATE OR UNITED STATES COURT SITTING IN THE CITY OF SALT LAKE AND COUNTY OF SALT LAKE MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO BORROWER AT THE ADDRESS INDICATED BELOW, AND SERVICE SO MADE SHALL BE COMPLETE UPON RECEIPT; EXCEPT THAT IF BORROWER SHALL REFUSE TO ACCEPT DELIVERY, SERVICE SHALL BE DEEMED COMPLETE FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN SO MAILED.

8.25 Integration.  The Loan Documents contain the complete understanding and agreement of Borrower and Lender and supersede all prior representations, warranties, agreements, arrangements, understandings, and negotiations. PURSUANT TO UTAH CODE ANNOTATED SECTION 25-5-4, BORROWER IS NOTIFIED THAT THE WRITTEN LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY ALLEGED PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.  Notwithstanding the foregoing, Borrower and Lender acknowledge and agree that this Agreement shall not constitute a novation of the obligations and liabilities of Borrower under the Original Loan Agreement.

8.26 Binding Effect.  The Loan Documents will be binding upon, and inure to the benefit of, Borrower and Lender and their respective successors and assigns.  Borrower may not delegate its obligations under the Loan Documents.

8.27 Survival.  The representations, warranties, and covenants of Borrower and the Loan Documents shall survive the execution and delivery of the Loan Documents and the making of the Loan.

8.28 Exchange of Information.  Borrower agrees that Lender may exchange financial information about Borrower or Guarantor with its affiliates and other related entities and its participants and prospective participants.  Borrower agrees that Lender may provide any information Lender may have about Borrower, Guarantor or about any matter relating to this Agreement or any of the Loan Documents to J.P. Morgan Chase & Co., or any of its subsidiaries or affiliates or their successors, or to any one or more purchasers or potential purchasers of the Loan.  Borrower agrees that Lender may at any time sell, assign, or transfer one or more interests or participations in all or any part of its rights or obligations in and to this Agreement and the other Loan Documents to one or more purchasers whether or not related to or affiliated with Lender.  Borrower hereby authorizes Lender, at its sole discretion and without notice to or consent of Borrower or Guarantor, to disclose to Collateral Agent on a confidential basis any information, financial or otherwise, which it may possess concerning Borrower or Guarantor.

8.29 Regulation FD.  Lender acknowledges that it is aware, and Lender will advise its directors, officers, employees, agents and advisors (collectively, “Representatives”) who are informed as to the matters which are the subject of this Agreement, that the United States securities laws prohibit any Person who has received from an issuer material, non-public information concerning such issuer from purchasing or selling securities of such issuer or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell securities.  Lender further agrees that it will keep, and it will advise its Representatives of its obligations to keep, confidential any material non-public information disclosed to Lender by Borrower or any Person acting on Borrower’s behalf.

This Section 8.29 is a confidentiality agreement for purposes of Regulation FD promulgated under the Securities Exchange Act of 1934.

8.30 No Claims, etc.; Release. Borrower acknowledges and agrees that neither Borrower nor Guarantor has any claims, counterclaims, defenses, or set-offs with respect to the Loan or the Loan Documents.  Borrower fully, finally, and forever releases and discharges Lender and its successors, assigns, directors, officers, employees, agents, and representatives from any and all actions, causes of action, claims, debts, demands, liabilities, obligations, and suits, of whatever kind or nature, in law or equity, that Borrower has or in the future may have, whether known or unknown, in respect of the Loan, the Loan Documents, or the actions or omissions of Lender in respect of the Loan or the Loan Documents, in each case which arise from events occurring prior to the date of this Agreement.

8.31 USA PATRIOT ACT NOTIFICATION.  Required Notice:

USA PATRIOT ACT.  Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the Act.

8.32 Exhibits and Schedules.  The following exhibits and schedules to this Agreement are fully incorporated herein as if set forth at length:

Exhibit A – Form of Covenant Compliance Certificate
Exhibit B – Form of Request for Advance
Schedule 5.2(d) – Subsidiaries
Schedule 5.5 – Litigation
Schedule 5.6 – Existing Liens and Encumbrances

ARTICLE 9

COLLATERAL RELEASES

9.1 Full Release.  Unless either of Lender or Collateral Agent otherwise consents in writing, the Collateral or any part thereof shall not be released from the Lien and Encumbrance of the Security Agreement until all Indebtedness and Obligations of Borrower and Guarantor under the Loan Documents have been indefeasibly paid and performed in full.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Lender and Borrower have caused this Agreement to be duly executed and delivered as of the date first above written.

FRANKLIN COVEY CO. a Utah corporation
By:	/s/ Stephen D. Young
Name:	Stephen D. Young
Title:	Executive Vice President and Chief Financial Officer
"Borrower"
JPMORGAN CHASE BANK, N.A. a national banking association
By:	/s/ Toncy C. Nielsen
Name:	Tony C. Nielsen
Title:	Senior Vice President
" Lender"

EXHIBIT A

FORM OF COVENANT COMPLIANCE CERTIFICATE

COVENANT COMPLIANCE CERTIFICATE

To:           JPMORGAN CHASE BANK, N.A.
201 South Main Street, Suite 300
Salt Lake City, Utah 84111

For the [Quarter/Fiscal Year] Ending: _______________, 20___ (the “Reporting Period”).

FRANKLIN COVEY CO., a Utah corporation (“Borrower”), makes this certification to JPMORGAN CHASE BANK, N.A., a national banking association (“Lender”), under that certain Amended and Restated Credit Agreement dated March __, 2011 (the “Credit Agreement”) by and between Borrower and Lender.  Capitalized terms used herein without definition shall have the meanings given to such terms in the Credit Agreement.

The undersigned hereby certifies to Lender that as reported on the most recent financial statements described below and submitted herewith to Lender, Borrower is in full and compliance with each and every financial covenant set forth in the Credit Agreement and each other covenant set forth in the Credit Agreement.  The financial covenant requirements compared to the actual results are determined to be as follows, which results are further described on the Financial Covenant Calculations set forth on Schedule 1 attached hereto, each of which Borrower certifies to be true and correct:

Funded Debt to EBITDAR Ratio Covenant.  The Consolidated Entities shall not permit its ratio of (A) total liabilities, plus the net present value of operating leases at a discount rate of seven percent (7%), but excluding (1) accounts arising from the purchase of goods and services in the ordinary course of business, (2) accrued expenses or losses, and (3) deferred revenues or gains, to (B) net income, plus amortization expense, depreciation expense, interest expense, income tax expense, and rents and operating lease payments, less extraordinary gains and losses (collectively, “EBITDAR”), for the twelve (12) month period then ending, to be greater than 3.00 to 1.00 as of the end of each fiscal quarter of Borrower.

Maximum Ratio for Reporting Period:       3.00 to 1.00

Actual Ratio for Reporting Period:                   _____________

In Compliance:                                                                Yes ☐ No ☐

Fixed Charge Coverage Ratio Covenant.  The Consolidated Entities shall not permit its ratio of (A) net income before income tax expense, plus amortization expense, depreciation expense, interest expense, rent and operating lease payments, minus any distributions or dividends, for the twelve (12) month period then ending, to (B) prior period current maturities of long term debt and capital leases, interest expense, cash taxes paid, rent and operating lease payments, for the same such period, to be less than 1.50 to 1.00 as of the end of each fiscal quarter of Borrower.

Minimum Ratio for Reporting Period:        1.50 to 1.00

Actual Ratio for Reporting Period:                              ____________

In Compliance:                                                                Yes ☐ No ☐

Capital Expenditures Covenant.  The Consolidated Entities shall not make Capital Expenditures, exclusive of curriculum development costs, in excess of $8,000,000.00 for each fiscal year of Borrower.

Maximum Capital Expenditures for Reporting Period:                        $8,000,000.00

Actual Capital Expenditures for Reporting Period:                                                                                                   $___________________

In Compliance:                                                                                                   Yes ☐              No ☐    N/A ☐

Minimum Net Worth Covenant.  The Consolidated Entities shall not permit its Net Worth to be less than SIXTY-SEVEN MILLION AND NO/100 DOLLARS ($67,000,000.00).  As used in Section 6.8(d) of the Credit Agreement, the term “Net Worth” means the Consolidated Entities’ total assets less total liabilities, in each case as determined in accordance with GAAP.

Minimum Net Worth as of End of Reporting Period:                        $67,000,000.00

Actual Net Worth as of End of Reporting Period:                                                                                                    $____________________

In Compliance:                                                                                                             Yes ☐    No ☐

In addition, the undersigned certifies to Lender that, during the period covered by the financial statements and through the date of this Certification:

A.           No Event of Default has occurred and is continuing.

B.           Borrower has not pledged any of its assets except as permitted in the Credit Agreement.

C.           There has been no change in GAAP or in the application thereof to the Consolidated Entities’ financial statements since the date of the audited financial statements referred to in Section 6.7 of the Credit Agreement which were last delivered to Lender.

Dated as of _______________, 20___.

Very truly yours,

FRANKLIN COVEY CO.
a Utah corporation

By:
Name:
Title:

SCHEDULE 1
TO COVENANT COMPLIANCE CERTIFICATE

FINANCIAL COVENANT CALCULATIONS

EXHIBIT B

FORM OF REQUEST FOR ADVANCE

[insert date]

JPMORGAN CHASE BANK, N.A.
201 South Main Street, Suite 300
Salt Lake City, Utah 84111

Request for Advance No.:_____________________

Ladies/Gentlemen:

Reference is made to the Amended and Restated Credit Agreement dated as of March 14, 2011 (the “Credit Agreement”) between FRANKLIN COVEY CO., a Utah corporation (“Borrower”), and JPMORGAN CHASE BANK, N.A., a national banking association (“Lender”).  Capitalized terms used but not otherwise defined herein shall have the meaning given them in the Credit Agreement.

In accordance with Section 2.2(b) of the Credit Agreement, the undersigned Borrower hereby requests that Lender make a Term Loan Advance to us in the amount of $____________________ [insert amount] by means of and to the account specified in Lender’s Commercial Banking Funds Transfer Request Form attached hereto as Schedule 1 [complete and execute form].

Borrower hereby certifies, as of the date hereof and as of the date the Term Loan Advance requested hereby is made, that:

(a)           no Event of Default has occurred and is continuing nor will an Event of Default occur after giving effect to such Term Loan Advance as a result of such Term Loan Advance;

(b)           each of the representations and warranties made by Borrower in or pursuant to the Loan Documents is true and correct in all material respects on and as of such date as if made on and as of the date hereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(c)           Borrower has satisfied all conditions precedent and all other requirements for the Advance of the funds requested herein as provided in the Credit Agreement and other Loan Documents; and

(d)           the Draw Period for Term Loan Advances has not expired.

Very truly yours,

FRANKLIN COVEY CO.
a Utah corporation

By:
Name:
Title:

SCHEDULE 1
TO REQUEST FOR ADVANCE

JPMORGAN CHASE BANK, N.A.
COMMERCIAL BANKING
FUNDS TRANSFER REQUEST FORM

[See Attached]

COMMERCIAL BANKING
FUNDS TRANSFER REQUEST FORM

JPMorgan Chase Bank, N.A.

Date of Funds Transfer: ____________________ **Return Request to Fax #** ____________________

From: Originating Party

Debit Account Number ____________________

Account Name ____________________

Funds Transfer Debit Amount (U.S. Dollar)

$ ____________________

INTERNAL (ACCOUNT-TO-ACCOUNT) TRANSFER

Credit Account Number ____________________

Account Name ____________________

WIRE TRANSFER

Foreign Currency Amount & Currency Type ____________________ Conversion Rate ____________________

Value Date ____________ Contract # ____________ Trader's Name ____________________

To: Receiving/Beneficiary Bank

ABA Routing#/SWIFT#/CHIP# ____________________

Name ____________________

Address ____________________

For: Payee/Beneficiary Party

Account Number ____________________

Name ____________________

Address ____________________

Payment Details/Special Instructions

____

For Further Credit To:

Account Number ____________________

Name ____________________

Address ____________________

Originating Company: ____________________ Telephone Number: ____________________

AUTHORIZED SIGNER'S NAME (PRINTED)	AUTHORIZED SIGNER'S SIGNATURE
AUTHORIZED SIGNER'S NAME (PRINTED) – *IF NECESSARY*	AUTHORIZED SIGNER'S SIGNATURE

FOR BANK USE ONLY (*Complete appropriate boxes*)

SOURCE OF REQUEST	RECEIVED BY & CUSTOMER SIGNATURE VERIFIED BY	LOG SEQUENCE NUMBER
☒ Fax ☐ Phone ☐ Mail ☐ In-Person		

CALLBACK CONFIRMATION INFORMATION

CALLBACK COMPLETED BY:	SIGNATURE	PH. NO. CALL WAS MADE FROM

CALLBACK CONTACT NAME	CALLBACK TELEPHONE NUMBER	CALLBACK DATE	CALLBACK TIME: ☐a.m. ☐p.m.

EXCEPTION APPROVAL

I certify that ☐ a callback was attempted and failed or ☐ the funds were released PRIOR TO callback or ☐ Other ____________________, and I have the proper authority level to approve this request per exception processing procedures.

AUTHORIZED APPROVAL (Print Name)	AUTHORIZED SIGNATURE

REASON

INTRA-DAY APPROVAL
(ATTACH COPY OF TRANSACTION)

AVAILABLE BALANCE $ ____________

INVESTMENT CREDIT $ ____________

INTERNAL CREDIT $ ____________

FED FUND CREDIT $ ____________

DEPOSIT JPMC CHECKS $ ____________

TOTAL AVAIL. BAL. $ ____________

APPROVED BY: ____________

FUNDS TRANSFER INITIATION METHOD: ☐ Entered via Channel Product ☐ Phoned/Faxed to Wire Room

NAME OF WIRE TRANSFER OPERATOR (*IF PHONED TO WIRE ROOM*)	TIME PHONED/FAXED TO WIRE ROOM ☐ a.m. ☐ p.m.	WIRE ROOM CONFIRMATION NO.

PREPARER / INITIATOR NAME (Print Name)	PREPARER / INITIATOR SIGNATURE
FUNDS TRANSFER APPROVED & RELEASED BY (Print Name)	FUNDS TRANSFER APPROVED & RELEASED BY (Signature)

SCHEDULE 5.2(d)

SUBSIDIARIES

Franklin Covey Client Sales, Inc.
Franklin Development Corporation
Franklin Covey Travel, Inc.
Franklin Covey Mexico, Inc.
Franklin Covey Proprietary Limited
Franklin Covey Middle East W.L.L.
Franklin Covey Canada, Ltd.
Franklin Covey Japan Co., Ltd.
Franklin Covey Europe, Ltd.
Franklin Covey de Mexico S. de R.L. de C.V.

SCHEDULE 5.5

LITIGATION

1.
Roberto Hernandez Villegas v. Franklin Covey Co., et al. Exp Num 1610/2008; Federal District of Mexico.  Franklin Covey De Mexico, FranklinCovey, Leadership Technologies and Mario Borguino were named in a complaint regarding a labor dispute filed in October of 2008. FranklinCovey asserts that neither it nor its affiliates is a responsible party as an employer of Roberto Hernandez because in selling the business to Leadership Technologies the agreement states that all were in agreement that Leadership Technologies bought the business as is and took on any liabilities that might arise post execution which included employee and labor matters.  FranklinCovey has encouraged Leadership Technologies to settle.  The matter is still pending.

2.
Ermina Sabic v. FranklinCovey Products, LLC. Case No. 2:10-cv-00343 in the United States District Court, District of Utah, Central Division.  Sabic filed a wrongful termination complaint on or about May 26, 2009, against FranklinCovey citing FranklinCovey Printing’s conduct in terminating Ms. Sabic violated her rights under the Family Medical Leave Act and promissory estoppel. FranklinCovey asserts that FranklinCovey Printing’s actions did not violate the FMLA. Discovery is ongoing. This matter is still pending.

3.
Moore Wallace North America, Inc. dba TOPS v. Franklin Covey Co., Franklin Covey Products, LLC and Franklin Covey Product Sales, Inc. Case No 10 CH 17234 in the Circuit Court of Cook County, Illinois, County Department, Chancery Division.  TOPS filed a Complaint against Franklin Covey Products, LLC (“Products”) in Illinois for breach of contract.  It also named FranklinCovey, and its now dissolved subsidiary Franklin Covey Product Sales, Inc., in the Complaint and alleged that FranklinCovey should be liable for Products’ debts under the doctrine of alter ego or fraudulent transfer.  FranklinCovey has denied any liability for Products’ debts and believes it has good defenses to TOPS’ claims.  The matter is still in discovery and no trial date has been set.

SCHEDULE 5.6

EXISTING LIENS AND ENCUMBRANCES

Debtor	Secured Party	Collateral	Jurisdiction	Initial Filing Date	Initial Filing No.
Franklin Covey Co.	Zions First National Bank	Account #2918002 with Zions First National Bank	Utah	01/24/2007	312076200702
Franklin Covey Co.	De Lage Landen Financial Services, Inc.	Specific Equipment	Utah	12/18/2007	334402200793
Franklin Covey Co.	De Lage Landen Financial Services, Inc.	Specific Equipment	Utah	03/12/2008	339496200808
Franklin Covey Co.	Zions First National Bank	Membership interest in Franklin Covey Products	Utah	07/07/2008	347064200808